As filed with the Securities and Exchange Commission on January 15, 1999.
                                           SEC Registration No. 333-67087
---------------------------------------------------------------------------

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                              AMENDMENT NO. 1 TO
                       FORM SB-2 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933


                            SMLX TECHNOLOGIES, INC.
       (Exact Name of Small Business Issuer as Specified in its Charter)

          Colorado                     5047                  84-1337509
-------------------------  ----------------------------  -------------------
(State or Other Jurisdic-  (Primary Standard Industrial  (IRS Employer Iden-
 tion of Incorporation)     Classification Code Number)   tification Number)

                   376 Ansin Boulevard, Hallandale, FL  33009
                                 (954) 455-0110
                   -------------------------------------------
                   (Address and Telephone Number of Principal
                Executive Offices and Principal Place of Business)

                            Colin N. Jones, President
                   376 Ansin Boulevard, Hallandale, FL  33009
                                 (954) 455-0110
           ---------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)

                                 Copies to:

                             Jon D. Sawyer, Esq.
                        Krys Boyle Freedman & Sawyer, P.C.
   600 Seventeenth Street, Suite 2700 South Tower, Denver, Colorado 80202
                               (303) 893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
----------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------

                                PROPOSED         PROPOSED
TITLE OF EACH       AMOUNT      MAXIMUM          MAXIMUM
CLASS OF SECUR-     TO BE       OFFERING         AGGREGATE      AMOUNT OF
ITIES TO BE         REGIS-      PRICE            OFFERING       REGISTRATION
REGISTERED          TERED       PER UNIT(1)      PRICE          FEE
----------------------------------------------------------------------------
Common Stock       3,100,000    $1.0156          $3,148,360     $875.24 (3)
$.0001 Par Value    Shares
(2)
----------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 by reference to the average of the closing bid and ask prices of the Registrant's Common Stock on November 9, 1998, as reported on the OTC Bulletin Board.

(2)  To be offered by Selling Shareholders.

(3)  Paid with the initial filing of this Registration Statement.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     PROSPECTUS         SUBJECT TO COMPLETION DATED JANUARY 15, 1999
     ----------------------------------------------------------------


     The information in this Prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securi-ties and the Selling Shareholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                          SMLX TECHNOLOGIES, INC.

                      3,100,000 Shares of Common Stock



          The Shares of Common Stock are being offered by certain
     Selling Shareholders. We will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.



          The Common Stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board (Symbol: SMLX). On
     January 15, 1999, the closing bid and ask prices of the Common Stock were $1.0625 and $1.21875, respectively.



          This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See
     "Risk Factors" starting on page 5.



          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.








                              January 15, 1999

                              TABLE OF CONTENTS

                                                               PAGE

Prospectus Summary ..........................................    3
Risk Factors ................................................    5
Market Prices and Dividends .................................    9
Management's Discussion and Analysis ........................   10
Business ....................................................   12
Management ..................................................   22
Security Ownership of Management, Principal Shareholders
  and Selling Shareholders ..................................   27
Transactions With Management and Others .....................   30
Description of Securities ...................................   32
Plan of Distribution ........................................   33
Legal Matters ...............................................   34
Experts .....................................................   34
Additional Information ......................................   34
Index to Financial Statements ...............................   F-1

                              PROSPECTUS SUMMARY

THE COMPANY

     SMLX is engaged in the business of developing technological solutions for the medical, dental and other industries and then bringing the technologies to the marketplace. The first product which we have developed is a test for HIV, the AIDS virus, which screens saliva instead of blood or urine.

     Another product which we have developed is a disposable dental air abrasion unit (named the Airbrator(R)) which can be attached to the standard dental equipment found in most dentist's offices, and which we expect will be priced for less than $10.00. The FDA has cleared the Airbrator(R) for marketing for abrading, etching and polishing teeth, and the FDA has verbally indicated that the product was technically cleared for use in cavity preparation, and management expects it to be cleared for marketing once the FDA has inspected the manufacturing site, and determined that it meets the FDA's regulations. We have also been informed that the patent applied for on the Airbrator(R) is being issued.

     We have several other technologies which we have developed and these are discussed in the Business section of this Prospectus.

     Our offices are located at 376 Ansin Boulevard, Hallandale, Florida 33009. Our telephone number is (954) 455-0110.

OFFERING SUMMARY

     Securities Offered:       3,100,000 Shares of Common Stock offered by
                               Selling Shareholders

     Common Stock Presently
     Outstanding:              10,600,000 Shares

FINANCIAL SUMMARY

     This financial summary does not include all of the information in the financial statements. You should read the financial summary along with the financial statements and the notes to the financial statements which are included in this Prospectus.


Balance Sheet Data:             At September 30, 1998   At December 31, 1997
------------------              ---------------------   --------------------

Total Assets                          $937,715             $ 348,194
Current Assets                         540,698               187,190
Current Liabilities                    214,517               206,211
Long-Term Debt                         363,932               288,932
Working Capital (Deficit)              176,766               (19,021)
Stockholders' Equity (Deficit)         359,266              (146,949)
Cash Dividends Per Common Share              0                     0

                       For the None Months         For the Years Ended
Statement of           Ended September 30,            December 31,
Operations Data:        1998         1997          1997          1996
----------------     -----------  ------------  -----------  ------------

Net Sales             $ 369,426    $  87,925     $  71,461    $  25,840
Net Income (Loss)      (493,785)    (319,255)     (309,944)    (434,640)
Net Income (Loss)
 Per Share                (0.05)       (0.04)        (0.05)       (0.15)

                                 RISK FACTORS

     Some of the statements contained in this Prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. Factors that could cause the results to differ include the risk factors discussed below.

     Investing in the Shares is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others:

Recently Organized     Although SMLX was organized in 1987, it was generally
Business; Losses       inactive until March 1997 when it acquired a medical
During Start-up        diagnostics products company named Simplex Medical
Operations.            Systems, Inc.  From June 6, 1995, the date the acquired
                       business began, to December 31, 1997, we incurred a
   We have incurred    net loss of $805,896 on revenues of $119,431.  During
   losses since we     the first nine months of 1998, we incurred a net loss
   began doing         of $493,785 or $.05 per share on revenues of $369,426.
   business.           Our ability to operate profitably depends on increas-
                       ing our sales, achieving sufficient gross profit margins, and bringing new products to the market.
                       SMLX is also subject to business risks associated with new business enterprises. We cannot assure you that SMLX will operate profitably.

We had a working       At December 31, 1997, SMLX had a working capital
capital deficit and    deficit of $19,021 and a stockholders' equity deficit
a negative stock-      of $146,949.  During 1998, we received $1,000,000
holders' equity at     from the sale of stock in private transactions.  We
December 31, 1997.     cannot assure you that we will not need additional
We have met capital    funds or that any needed funds will be available,
needs with private     if at all, on acceptable terms.  If we need additional
sales of securities.   funds, our inability to raise them will have a very
                       adverse effect on our operations. If we raise funds by selling equity securities, sales may dilute your share ownership.

Our Auditors have      The report issued by the independent certified public
raised a concern       accountants who audited the financial statements of
about our ability      SMLX at December 31, 1997, includes a paragraph which
to continue in         raises doubts as to our ability to continue in busi-
business               ness.  The financial statements as of that date do
                       not include any adjustments that would be needed if we went out of business.


No Product Liability   We currently only have property and general liability
Insurance.             insurance which excludes products liability coverage.
                       We intend to obtain products liability coverage before we begin to sell any of our products in larger quantities, but there is no assurance that we will be able to obtain such liability insurance on acceptable terms. If we are unable to obtain this insurance, we would be exposed to significant losses in the event someone is injured due to one of our products.

Competition.           Our market is very competitive.  We are aware of
                       other companies, universities and research insti-
   Currently, we       tutions which have patented, developed or are
   have several com-   developing products which are or may be competitive
   petitors, and       with our products.  These potential competitors are
   may have more in    better established and have greater resources than
   the future.         we do.

Dependence on          Our business is largely dependent on our ability to
Management.            hire and retain quality managers.  Although we have
                       written employment agreements with each of our
   We have a few       Officers, the loss of any Executive Officer
   key officers and    could have an adverse effect on our business and
   directors.          prospects.

   Key-man insurance.  We do not currently maintain key-man life insurance on any of our employees.

Control by             As of the date of this Prospectus, our Officers and
Management.            Directors beneficially own approximately 39% of our
                       outstanding shares. Upon completion of the offering and the sale of all of the shares by the Selling
                       Shareholders, our Officers and Directors will bene-ficially own approximately 16% of the then issued and outstanding shares.

Risks Relating to      We own one patent and we have filed federal patent
Patents.               applications for six devices related to our
                       products. We are not certain whether any of these patents will be granted. Even if we receive one or more patents, they may not provide us with protection from competitors.

Patent protection      We cannot assure you that any pending patent appli-
is uncertain.          cation will result in a patent being issued, or that
                       any patent obtained will be effective in thwarting competition. Our failure to obtain patent protection, or illegal use by others of any patents we may obtain, may have an adverse effect on our business, financial condition and operating results. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as the laws of the United States.

   Costs of prose-     We cannot assure you that claims for patent infringe-
   cuting and          ment or claims for damages resulting from any such
   defending patent    infringement will not be asserted or prosecuted
   infringement        against us.  Even if we obtain patent protection for
   claims are sig-     our products, the validity of any patents may be
   nificant.           challenged.  Any such claims, with or without merit,
                       could be time consuming and costly to defend, divert-ing management's attention and our resources.

Social, Political      Currently, nearly all of our revenues come from the
and Economic Risks     sales of our Rapid Saliva Tests to customers in
Associated with        foreign countries.  Social, political and economic
Foreign Operations     conditions inherent in foreign operations and inter-
and International      national trade may change, including changes in the
Trade.                 laws and policies that govern foreign investment and
                       international trade. To a lesser extent social, political and economic conditions may cause changes in U.S. laws and regulations relating to foreign investment and trade. Social, political or economic changes could, among other things, make it more difficult or more expensive for us to sell our test kits in foreign countries. Accordingly, we cannot assure you that changes in social, political or economic conditions will not have a substantial adverse effect on our business.

   Potential           Our Shares are not listed on Nasdaq or any exchange.
   liquidity           Trading is conducted in the over-the-counter market
   problems.           on the OTC Bulletin Board, which was established for
                       securities that do not meet the Nasdaq or exchange listing requirements. Consequently, selling SMLX
                       Shares is more difficult because smaller quantities of shares are bought and sold and security analysts' and news media's coverage of SMLX is limited. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares.

Risks of low-          Because our Shares are not currently listed on Nasdaq
priced Shares.         or an exchange, they are subject to Rule 15g-9 under
                       the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than estab-lished customers and institutional accredited in-vestors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule affects the ability of broker-dealers to sell our Shares and may affect the ability of shareholders to sell SMLX Shares in the secondary market.

No Dividends           We intend to retain any future earnings to fund the
Anticipated.           operation and expansion of our business.  We do not
                       anticipate paying cash dividends on our Shares in the foreseeable future.

Shares Eligible        We currently have 10,600,000 shares outstanding and
for Future Sale.       the following is a breakdown of these shares:

   We cannot predict     * Free Trading                 4,405,800 Shares
   the depressive        * Restricted:
   effect of resales.       Currently eligible for
                             sale under Rule 144        3,094,200 Shares
                            Being offered in this
                             Prospectus                 3,100,000 Shares
                                                        ---------
                         * Total Restricted Shares      6,194,200 Shares

                       We are unable to predict the effect that sales made in this offering or under Rule 144 may have on the then prevailing market price of our Shares. It is likely that market sales of large amounts of these or other SMLX shares (or the potential for those sales even if they do not actually occur) will have the effect of depressing the market price of our shares.

                           MARKET PRICES AND DIVIDENDS

     The Company's Common Stock trades in the over-the-counter market, under the symbol "SMLX". Other than a few sporadic trades during November 1996, the trading commenced during February 1997. The following table shows the high and low bid prices for the Company's Common Stock for the periods indicated as reported by the OTC Bulletin Board. These prices are believed to be inter-dealer quotations and do not include retail mark-ups, mark-downs, or other fees or commissions, and may not represent actual transactions.


             Quarter Ended                 High Bid     Low Bid
             --------------                --------     -------
             March 31, 1997                $3.3125      $.03125
             June 30, 1997                 $3.0625      $1.75
             September 30, 1997            $2.875       $1.4375
             December 31, 1997             $2.3125      $1.1875

             March 31, 1998                $1.78125     $ .75
             June 30, 1998                 $4.3125      $ .625
             September  30, 1998           $3.375       $1.03125
             December 31, 1998             $1.875       $ .875

     As of January 11, 1999, the Company had approximately 102 shareholders of record. This does not include shareholders who hold stock in their accounts at broker/dealers.

     Holders of Common Stock are entitled to receive dividends declared by the Company's Board of Directors. No dividends have been paid on the Company's Common Stock and no dividends are anticipated to be paid in the foreseeable future.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 1998 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 1997

     During the nine months ended September 30, 1998, the Company had $369,426 in revenue compared to $87,925 in revenue during the corresponding prior year period. The increase in revenue was the result of international sales of saliva tests. There revenues were lower than expected because the Company was out of production for approximately a month because the Company moved into its new facilities during the quarter and the Certificate of Occupancy was issued later than expected.

     Expenses for the nine months ended September 30, 1998, increased to $699,285 as compared to $371,728 in the corresponding prior year period due to the increased level of activity in the Company's business. Payroll costs increased due to the addition of a President, a lab technician and a marketing director.

     YEAR ENDED DECEMBER 31, 1997 VERSUS YEAR ENDED DECEMBER 31, 1996

     The Company's revenues during the year ended December 31, 1997 were $71,461 as compared to $25,840 during the year ended December 31, 1996. The increased revenues were due to increased sales of the Company's saliva test kits to distributors in foreign countries for the purpose of testing the products and obtaining approvals to sell the products in these countries.

     Costs of goods sold increased from $25,269 in the year ended December 31, 1996 to $48,121 in the year ended December 31, 1997 due to the increased sales. Cost of goods sold as a percentage of sales dropped from 98% in 1996 to 67% in 1997. The margin on the Company's saliva test kits will increase significantly once the Company starts manufacturing the kits in commercial quantities.

     Selling, general and administrative expenses increased from $403,049 in the year ended December 31, 1996 to $485,086 in the year ended December 31, 1997 due to the increased level of activity in the Company's business, and the fact that the Company completed a reverse acquisition with a public company during March 1997 which caused the Company's legal and accounting expenses to increase.

     During the year ended December 31, 1997 the Company received other income of $167,360 from the forfeiture of customer deposits for marketing rights to the Company's HIV test kits, and the Company received $30,000 from Sybron Dental Specialities, Inc. pursuant to the distribution agreement relating to the Airbrator(R).

     Interest expense increased from $6,469 in the year ended December 31, 1996 to $19,505 in the year ended December 31, 1997 due to the increased amount of debt outstanding during 1997.

     The net loss for the year ended December 31, 1997 declined to $309,944 from $434,640 for the year ended December 31, 1996 due primarily to the other income received during 1997 related to the forfeiture of customer deposits and the license fees.

CAPITAL RESOURCES AND LIQUIDITY

     As of September 30, 1998, the Company had working capital of approximately $326,181 compared to approximately $(19,021) at December 31, 1997. The increase in working capital was primarily due to the sale of 2,600,000 shares of stock for $1,000,000 in gross proceeds during the nine months ended September 30, 1998.

     The Company's working capital was a negative $19,021 at December 31, 1997 as compared to a positive $32,577 at December 31, 1996. The decrease in working capital was primarily due to the net loss for 1997 of $309,944.

     During the year ended December 31, 1997, cash used in operating activities was $303,861 as compared to $532,289 of cash used in operating activities for the year ended December 31, 1996. The principal contributing factor was the 1997 loss of $309,944.

     During the year ended December 31, 1997 net cash used in investing activities was $50,581 as compared to $101,084 in the prior year.

     During the year ended December 31, 1997 the net cash provided by financing activities was $342,336 as compared to $607,781 in the prior year. In 1997 the Company received $294,990 in loans from a shareholder and an additional $50,000 loan from an investor.

     As of September 30, 1998, the Company had no commitments for capital expenditures.

     Management believes that the Company's current working capital will be sufficient to meet its anticipated needs for the rest of 1998.

     The Company has recently signed a letter of intent with an investor whereby the investor will purchase 1,000,000 shares of the Company's Common Stock for $950,000. There is no assurance that this transaction will close.

YEAR 2000 COMPLIANCE

     The Company is in the process of completing a review of the effect that the year 2000 will have on its stand alone computer system related to its ongoing operations, its internal control systems and preparation of financial information. It has not yet been able to determine the extent, if any, of the year 2000 problem. However, as the Company keeps both an electronic and paper backup of all contracts, financial data and important correspondence, it does not believe there will be any serious problem.

     The Company is currently in the process of querying all vendors and suppliers of services that might have an effect on our business to see if they are year 2000 compliant, and if not, will they be compliant before the year 2000.

     If vendors state that they will not be compliant by the year 2000, we will make arrangements to switch vendors by July 1, 1999.

                                    BUSINESS

BACKGROUND

     SMLX Technologies, Inc. (the "Company") was incorporated under Colorado law on October 26, 1987, under the name The Trader's Edge Ltd. On March 28, 1996, the name was changed to Music Tones Ltd. The Company was generally inactive through December 31, 1996. On March 28, 1997, the Company's shareholders approved changing the Company's name to Simplex Medical Systems, Inc., and on August 20, 1998, the Company's shareholders approved changing the Company's name to SMLX Technologies, Inc.

     In April 1996, the Company filed a registration statement with the Securities and Exchange Commission on Form 10-SB, which registered its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended.

     On March 5, 1997, the Company completed a reverse acquisition of 100% of the outstanding common stock of Simplex Medical Systems, Inc., a Florida corporation ("Simplex-Florida") in exchange for 3,453,000 shares of the Company's Common Stock which resulted in the shareholders of Simplex-Florida acquiring approximately 46.04% of the shares outstanding after the transaction. In connection with the closing of this transaction, several shareholders agreed to cancel a total of 31,953,000 shares of Common Stock. As a result, after the acquisition of Simplex-Florida there were a total of 7,500,000 shares outstanding.

     Unless the context otherwise requires, the term "Company" herein refers to the Company and its wholly-owned subsidiaries, Simplex-Florida, Analyte Diagnostics, Inc. ("ADI"), and IRT Management Corp. ("IRT"). Simplex-Florida was incorporated in Florida in September 1995, ADI was incorporated in Florida on June 6, 1995, and IRT was incorporated in Florida on January 14, 1997. Simplex-Florida changed its name to SMLX Technologies of Florida, Inc. during November 1998.

DESCRIPTION OF BUSINESS

     GENERAL

     SMLX is engaged in the business of developing technological solutions for the medical, dental and other industries and then bringing the technologies to the marketplace.

     THE COMPANY'S PRODUCTS

     Our products can be organized as follows:

             1.  Medical diagnostic tests - Development completed.

Cleared for      (a)  Rapid saliva tests for HIV, hepatitis, chagas disease,
use in certain        prostrate cancer, H pylorea (ulcers), and drugs of
foreign               abuse.
countries;
not in the
U.S.
             2.  Medical diagnostic tests - In development.

                 (a)  Rapid saliva tests for mumps, measles and rubella.

                 (b)  Blood or saliva test or periodontal disease.

             3.  Dental products.

Cleared for      (a)  Airbrator(R) for polishing, cleaning and abrading teeth.
marketing by
FDA.
                 (b)  Saliva Collector.

510(k) sub-      (c)  Airbrator(R) for use in cavity preparation.
mitted to
FDA.

             4.  Equine products in testing.

                 (a)  Bioven - anti-inflammatory drug.

                 (b)  Equine infectious anemia rapid test.

             5.  Other miscellaneous products.

                 (a)  Flea and tick shampoo for small animals.

                 (b)  Organic garden spray (in final testing).

                 (c)  Flavor enhancement.

                 (d)  Tissue fixatives.

     A. THE SALIVA COLLECTION DEVICE. The Company's saliva collector is designed to replace the more traditional methods of specimen collection for clinical testing. Blood collection has the obvious disadvantage of being an invasive procedure with associated fear and pain; but most importantly requires trained personnel to collect the specimen. Urine and fecal matter have unsavory characteristics as well as the troublesome handling and disposal problems associated with these biological specimens. All of these specimens have the disadvantage of being potentially infectious and are treated as bio-hazardous materials. Saliva collected by the Company's collector can be used in all routine laboratory equipment and analyzers; can be used by unskilled personnel; requires little training in its use; and is well tolerated by patients. Literature references and data obtained by the Company indicates that saliva collected by its collection system provides a biological specimen which compares to blood in many of the routinely tested components, such as HIV, hepatitis, therapeutic drugs, and drugs of abuse, to name only a few.

     The saliva collector, when married to the Company's rapid testing devices, provides the user with a rapid point-of-care test system which requires little training, is stored at room temperature, needs no complicated lab equipment, and provides results in ten to 15 minutes. This combination provides users such as public health officials, prisons and the military with an effective, rapid testing system. In relatively undeveloped countries, the on-site saliva testing system provides a means of population screening and effective disease management through rapid definitive identification of affected individuals.

     In clinical tests, it has proven both safe and effective for the collection of a clinically acceptable sample of saliva from a donor's mouth, and the recovery thereof for constituent analysis. Because of the metabolic constituents of saliva, the sample collector can be used with a number of diagnostic tests, including analysis for antibodies which indicate certain diseases (such as HIV, hepatitis, measles and mumps).

     During April 1998 the Company received a letter from the FDA stating that the FDA had reviewed the Company's 510(k) notification regarding the saliva collector and had approved marketing of the product in the United States for use as a saliva absorber during dental procedures.

     The fluid collection device to be manufactured and distributed by the Company may also be used with a variety of screening tests for on-site determination of the presence of pollutants in drinking water, waste streams and environmentally sensitive habitats.

     The countries which have approved or permitted the sale of these test kits include Hong Kong, Spain, Peru, Costa Rica, Italy, Kuwait, New Zealand, and Dominican Republic.

     B. DENTAL AIRBRATOR(R). The Company has developed and applied for patents and FDA approval on a disposable handpiece which attaches to standard air abrasive etching devices used by dentists for tooth bonding procedures. The product effectively abrades the surface of teeth, but has no effect at all on soft tissue. Because it is disposable and there is no need for extensive sterilization procedures, the product expedites the handling of patients.

     During April 1997 the Company received a letter from the FDA stating that the FDA had completed the scientific review portion of the Company's 510(k) premarket notification regarding the Airbrator(R), and the Airbrator(R) was cleared for marketing in the United States for the use of abrading the surface of teeth. Subsequently, in response to the Company's second 510(k) premarket notification regarding the Airbrator(R), the Company was informed verbally that the Airbrator(R) was technically cleared for use in cavity preparation and management expects it to be cleared for marketing once the FDA has inspected the manufacturing site and determined that it complies with the FDA's requirements. The Company has notified the FDA who the manufacturer will be, and the FDA has indicated it will conduct the inspection during the fourth quarter of 1998.

     During July 1997, the Company entered into a Distribution Agreement with Sybron Dental Specialties, Inc. ("Sybron") which appointed Sybron as the exclusive worldwide distributor for the Airbrator(R). Several of the terms of this agreement were amended during December 1997. The agreement, as amended, provides that, subject to the Company satisfying its obligations under the agreement, Sybron will purchase at least three million Airbrators(R) per year commencing on December 1, 1998, and continuing for the five year term of the agreement. Sybron paid a $30,000 one-time license fee to the Company during 1997 for the grant of this distributorship. Pursuant to the agreement, the Company is responsible for using commercially reasonable efforts to produce, supply and ship the Airbrators(R) in accordance with Sybron's orders. The Company is currently holding discussions regarding the termination of this agreement.

     C. BIOVEN is an injectable, anti-inflammatory drug which is currently being tested as a treatment for joint inflammation in horses. These tests are being conducted at three sites in Florida. One of the Company's officers developed BIOVEN after fifteen years of extensive research in the field of immunology. BIOVEN is a result of years of experimentation, evaluation and historical study in the field of peptide use. The BIOVEN mode of action is believed to function by reversing the chemical/immunological imbalances that are present in inflamatory processes.

     D. FLAVOR ENHANCEMENT. The Company has developed a proprietary process which allows the incorporation of flavor essences into an edible support material using food grade materials and approved printable inks. This process would allow a new form of advertising sampler which would let a consumer sample new food and beverages through newspaper ads, point of sale displays or direct mailings. The encapsulation process and method of manufacturing are proprietary and the Company has applied for patent protection for this technology.

     E. FLEA AND TICK SHAMPOO. The Company has developed a proprietary flea and tick shampoo for small animals, which is being marketed by the Company under the name Neemodex(R). The active ingredient, Neem Oil, is an extract of the Neem tree, a tropical evergreen that grows in Asia. This product is all natural, non-insecticidal, non-toxic and environmentally safe. The Company is the manufacturer of this product and expects to expand on its formulation line by adding new pet grooming products in the future.

     F. ORGANIC GARDEN SPRAY. The Company has recently acquired the rights to an organic garden spray which is in the final stages of research and development and field testing. This product is an all natural insecticide and fungicide containing Neem Oil. It will be sold ready to use on ornamental and vegetable plants. It controls aphids, spider mites, whitefly, thrips and scale insects. It is environmentally safe and can be used on indoor or outdoor plants.

     G. EQUINE INFECTIOUS ANEMIA RAPID TEST. This is a rapid serum test for equine infectious anemia. It utilizes a procedure that is simpler to run than the other two available tests (the Coggin's test or the ELISA test), and it does not require a trained technician to perform. It can be easily performed at the stables. The Company has completed development of this test and is currently working with a distributor in Brazil which is seeking approval from Brazilian regulatory authorities to market the product in Brazil. The Company plans to submit this test product to the U.S. Department of Agriculture for their approval in the future.

     RESEARCH AND DEVELOPMENT

     The Company spent $103,324 on research and development of new products during the year ended December 31, 1997, and it expects to spend approximately three times this in the current fiscal year on development of the products described above in addition to others.

     THE MARKET

     The Company believes that the saliva diagnostic market is in its infancy and could become an extremely large industry. However, no market or feasibility study has been undertaken by the Company. Commercial development of immunoassays in diagnostic medicine commenced in the 1960's and has increased significantly since then, due to the high degree of sensitivity and specificity of such techniques.

     Tests for hepatitis, HIV, mumps, measles, cancer tumor markers, EBV, CMV, and many other diseases currently use blood as the source of the specimen. These tests, while effectively performed in the clinical setting, are
expensive, time consuming and, at the least, painful for the patient.   The
skill and expertise of the physician or other highly trained individual needed to obtain the sample of blood for these tests also adds to the high cost of the testing.

     The saliva collection and test system not only tends to solve these problems but is easy to use and lends itself to home or "point of care" testing. These advantages reduce the overall cost of immunological testing and provide immediate results. The Company believes that testing with saliva specimens has many potential advantages compared to testing with blood and urine specimens. Unlike blood specimens, saliva specimens can be collected at any time in any location. The sampling procedure is easy to administer and monitor, and may be conducted on a group basis. The Company believes that, unlike blood collection, the use of its products will not require special training. Blood specimen testing requires the use of needles, which may accidentally injure or infect the technician collecting the specimen or the person giving the specimen. Saliva specimen collection does not require the use of sharp objects. Additionally, after collection, blood specimens remain potentially infectious (for example they can contain live HIV virus) whereas saliva specimens are believed not to be infectious. The use of saliva specimens also has advantages compared to the use of urine specimens since the integrity of the saliva specimen can be maintained, chain of custody concerns can be addressed and saliva collection can be used without significant invasion of privacy.

     Disadvantages of saliva collection include the stability of saliva as a specimen and the impact of the subject's diet and enzymes on saliva. Provisions must be made to assure that a sufficient amount of saliva is collected, the specimen is adequately stabilized and bacterial growth does not cause test interference.

     Saliva based testing has been recognized by the World Health Organization ("WHO") and the FDA as efficacious and practical. Several tests have been approved to be used in the clinical market based on saliva samples. Countries such as Thailand, Brazil, Mexico, Russia and many others have already made policy changes which allow for the use, and even encourage the use, of saliva tests for HIV in their health programs.

     The market currently is divided into three major components: the "government" sector; the "captive audience" sector (military, criminal, institutional, etc.); and the "private" sector or individual patient.

     International markets for the Company's products include both government and private business sectors. Subject to government approvals, the Company's introduction of its saliva collector will be with an HIV diagnostic screening test. The HIV test kit is initially planned for distribution and use by governmental public health agencies and by foreign military establishment. In certain foreign markets, the Company's HIV test kits are expected to be advertised for sale directly to private physicians and the consuming public.

     The Company already has products under evaluation in a number of countries. Several countries have begun testing the HIV saliva test with the goal of introducing the product to their military to replace the currently used blood test. Public health institutions in several foreign countries have reviewed and tested the Company's HIV saliva collectors. Their goal is to use the test to screen "at risk" populations in major cities and tourist areas. These include legal prostitutes, drug addicts, the homosexual population and the prison population. Results of this testing will be used to develop policy for the education programs which must be implemented along with testing to halt the rapid spread of this infection. Additionally, many of these countries will use the results of this testing and mass screening to plan for the future health needs of their countries.

     The tremendous publicity of the HIV/AIDS epidemic has created a very large demand by individuals who would like to have a test. However, individuals are reluctant to submit to organized testing because of a fear of being "reported" and the social consequences even if the test is negative. The testing of partners is a common concern of the socially active. The simple and confidential nature of saliva testing allows an individual to perform the Company's test in the privacy of his own home at his convenience. As a screening test this will reduce the unnecessary burden on clinical labs as only persons with positive test results must be retested. Doctors' office visits will be reduced and a substantial savings in time will be realized.
All of this will lead to lower overall health costs for the individual.

GOVERNMENT REGULATION

     The development, manufacture, testing and marketing of the Company's diagnostic products and the Airbrator(R) are subject to regulation by the FDA and other federal, state and foreign agencies. Under the FDC Act, the FDA regulates almost all aspects of development, marketing and sale, including the introduction, clinical trials, advertising, manufacturing, labeling, distribution of and record keeping for the products in the United States.

     Diagnostic products marketed for testing for drug abuse are regulated as medical devices under the FDC Act for which FDA approval is required. The Company may attempt to obtain marketing clearance through 510(k) Premarket Notification for certain of its products used in connection with testing for drug abuse. Following submission of a 510(k) Premarket Notification, the manufacturer or distributor may not place the device into commercial distribution until an order is issued by the FDA. The FDA has no specific time limit by which it must respond to a 510(k) Premarket Notification. The FDA may declare that the device is "substantially equivalent" to another legally-marketed device, and allow the device to be marketed in the United States. The FDA may, however, determine that the proposed device is not substantially equivalent, or may require further information, such as additional test data, before it is able to make a determination. There is no assurance that marketing clearance will be obtained for any of the Company's products.

     Other than the dental products, no FDA approval has yet been received for any of the Company's products and there can be no assurance that such approval will ultimately be obtained. Although the saliva collection device received FDA approval in April 1998 for dental use only (see "The Company's Products" above), the test kit which incorporates the collection device has not been approved by the FDA for sale within the United States. It is however, the Company's proposal to export the test kit in compliance with applicable laws and regulations administered by the FDA. Initially, because the test device has not been approved for use in the United States, the Company would have to comply with the FDC Act if it wishes to export the device in its finished form. To export the completed saliva test kit from the United States, the Company does not only need to receive permission to export the product into the foreign country, it also had to submit to the FDA, basic data regarding the safety of the finished device in order for the agency to determine that export is not contrary to public health and safety. The FDA cleared the export of both the saliva collection device and the test kit for hepatitis B, provided that the appropriate regulatory agency of the country to which the product is exported has approved the importation and use of the product.

     During April 1997 the Company received a letter from the FDA stating that the FDA had completed the scientific review portion of the Company's first 510(k) Premarket Notification regarding the Airbrator(R), and that the Airbrator(R) was released for marketing in the United States for the use of abrading, polishing and cleaning the surface of teeth. Subsequently, in response to the Company's second 510(k) Premarket Notification regarding the Airbrator(R), the Company was informed verbally that the Airbrator(R) was technically cleared for use in cavity preparation, and management expects it to be cleared for marketing once the FDA has inspected the manufacturing site and determined that it complies with the FDA's requirements.

     FOREIGN REGULATION

     Agencies similar to the FDA regulate medical devices in some foreign countries, whereas other countries allow unregulated marketing of such devices. The Company's products will be required to meet the regulations, if any, of the foreign countries in which they are marketed. Once a product has been registered in a foreign country, the Company is required to obtain a certificate of exportability from the FDA before the product can be shipped.

     MANUFACTURING

     The Company will manufacture the key components of its rapid saliva test products because of the need to maintain quality control standards coupled with the need to closely guard the technology. The saliva collector is being manufactured by a contract manufacturer for the Company.

     The two sub-assemblies of the Airbrator(R) are manufactured by East Coast Plastics, a contract molding company and these components will then be filled, assembled and packaged by National HealthCare, Inc., a contract manufacturer.

     The other products described above will generally be manufactured by the Company.

     The Company believes that most components used in the manufacture of its current and proposed products are currently available from numerous suppliers located in the United States, Europe and Asia. However, certain components are available only from a limited number of suppliers. Although the Company believes that it will not encounter difficulties in obtaining these components, there can be no assurance that the Company will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such components.

     The Company anticipates that it will not be required to maintain significant inventory levels of products until the Company's products are deemed acceptable for sale. The Company does not currently have any material backlog. Until the Company is able to market its products on a broad basis, it does not anticipate that its backlog or inventory level will be material. At that time, the Company intends to cause these products to be manufactured for it shortly before they are required for shipment. The Company does not foresee that an extensive period of time will be required from the time of its manufacturing order to the time of final delivery of its products.

     COMPETITION

     The markets in which the Company participates are highly competitive. The Company is aware of specialized biotechnology firms, universities and other research institutions which have patented, developed, or are developing technologies and products which are competitive with the Company's products and technologies. These entities, most of which are established, have substantially greater research, marketing and financial resources than the Company. The Company expects that the number of products competing with its saliva-based test products will increase as the potential benefits of saliva-based testing become more widely recognized.

     The Company is attempting to develop strategic alliances with companies to jointly develop diagnostic tests which use saliva and/or blood as the testing specimen.

     PATENTS, TRADEMARKS AND PROPRIETARY INFORMATION

     The Company owns the rights to U.S. Patent Number 5424219 dated June 13, 1995, which relates to the "Method of Performing Assays for Biomolecules and Solid Supports for Use in Such Methods." The Company has licensed its rights under this Patent to Polyfiltronics, Inc. (See "License Agreement with Polyfiltronics, Inc." below.)

     The Company presently has pending, two (2) patent applications in the United States, on certain aspects of its saliva collection testing device. Since the Company plans to sell its products in foreign markets it intends to seek foreign patent protection on such products and technologies. The patent laws of other countries may differ from those of the United States as to the patentability of the Company's products and technologies and the degree of protection afforded.

     The Company also has one pending patent application in the United States relating to the dental air abrasion device (Airbrator(R)), and three other applications for other technologies which the Company is developing. The FTC has informed the Company's patent counsel of the allowance of the Airbrator(R) patent, and it should be issued within 90 days.

     Much of the technology developed or owned by the Company is subject to trade secret protection. To reduce the risk of loss of trade secret protection through disclosure, the Company generally enters into confidentiality agreements with its employees. There can be no assurance that the Company will be successful in maintaining such trade secret protection or that others will not capitalize on certain of the Company's technology.

     The Company has also registered four trademarks with the U.S. Patent and Trademark Office. These include the trademarks "Simplex," "Neemodex," "Airbrator(R)," and "Cytech."

     LICENSE AGREEMENT WITH POLYFILTRONICS, INC.

     In June 1998, the Company entered into an agreement with Polyfiltronics, Inc. which grants Polyfiltronics an exclusive license of the Company's rights under a patent owned by the Company relating to a micro titer filter plate technology and an opaque wall micro strip system. Polyfiltronics paid the Company $40,000 for the license and certain related tools and molds, and will pay a royalty to the Company based on a percentage of sales of products using the technology. The term of the license is for twenty years or the life of the patent, whichever is shorter.

     Polyfiltronics is a U.S. subsidiary of Whatman PLC, an English company, with a worldwide presence in research laboratories, academic and teaching facilities and industrial laboratories. Polyfiltronics is a technical leader in filter plate technology. Filter plates are commonly used in medical diagnostics, forensic medicine, DNA research, drug discovery and other scientific fields for the analysis of small quantities of chemical or biological components.

     ACQUISITION OF MINORITY INTEREST IN AUTOMATED HEALTH TECHNOLOGIES, INC.

     During May 1998, the Company acquired a 19% interest in Automated Health Technologies, Inc. ("AHT") in exchange for 500,000 shares of the Company's Common Stock. The shares were exchanged pursuant to the terms of a Share Exchange Agreement dated May 20, 1998, between the Company and AHT. The Share Exchange Agreement provides that AHT has the right to require the Company to exchange an additional 1,000,000 shares of Common Stock for all of the remaining outstanding shares of AHT under certain conditions. AHT may exercise this right prior to May 20, 2003, if, at the time of exercise, AHT has a net worth of at least $200,000, no debt other than up to $25,000 in trade payables, and year-to-date positive cash flow. In addition, AHT may exercise this right if it sells the business of its subsidiary - Rx Automation Incorporated, and escrows $1,000,000 from the proceeds of such a sale. In the event that AHT exercises its right, the Company and AHT will in good faith negotiate a merger or other exchange agreement necessary to effect the additional exchange, and file a registration statement on Form S-4 to register the transaction.

     AHT is a medical services company that processes pharmacy and retail drug store expired drug returns.

     EMPLOYEES

     The Company currently has eight employees. The Company is not subject to any collective bargaining agreement and believes that its relationships with its employees are good.

     FACILITIES

     The Company presently maintains its corporate offices and warehouse facilities at 376 Ansin Boulevard, Hallandale, Florida 33009. The five year lease on these facilities commenced April 1, 1998, and requires monthly rental payments of $4,000 plus tax. The Company has the option to renew the lease for five additional years.

     LEGAL PROCEEDINGS

     Other than the law suits described below, there are no pending legal proceedings in which the Company is a party, and the Company is not aware of any threatened legal proceedings involving the Company.

     In August 1995, Americare Transtech, Inc. ("Americare"), Americare Biologicals, Inc. and International Medical Associates, Inc., through their principal, Joseph D'Angelo ("D'Angelo"), filed a lawsuit against six parties in the Broward County circuit court under case no. 95-011256 (21). The Complaint was dismissed and subsequently amended on or about May 17, 1996, and included Simplex-Florida as a defendant in one count of the amended Complaint. The Complaint alleges that ADI misappropriated Americare's proprietary and trade secret technology relating to the saliva sample collection system and non-invasive glucose detection technology. No specified amount of damages was alleged other than to claim that the amount exceeded $15,000. Nine affirmative defenses were filed in response to the allegations. A trial on this matter was held in December 1998, and no damages were awarded against the Company or its subsidiaries.

     On or about September 3, 1998, Americare, D'Angelo et al amended a previous complaint which had been filed in the United States District Court for the Southern District of Florida under Case No. 97-3654-CIV, and added

Simplex-Florida and ADI as defendants. The Complaint alleges patent infringement, misappropriation of trade secrets, breach of contract, breach of fiduciary duty as agent, breach of confidential relations, breach of trust, unfair competition, and conversion. The Company intends to aggressively defend the suit and has filed a motion to dismiss because it does not pertain to anything the Company has ever been involved in.

     On or about September 1, 1998, John Faro filed a Complaint against Simplex Medical Systems, Inc., f/k/a Music Tones Ltd., a Colorado corporation; Simplex Medical Systems, Inc., a Florida corporation; Nicholas Levandoski; Henry B. Schur; John Trafton; D.L. Ross a/k/a Debra Ross; and Corporate Stock Transfer, Inc., a Colorado corporation. The Complaint was filed in Miami-Dade County Circuit Court under Case Number 98-19091 CA-4.

     The Complaint contains eight counts alleging various causes of action which all seek 460,000 shares of the Company. On January 6, 1999, the Court dismissed the Complaint with leave to amend it. The Company believes that the Complaint will be amended and refiled.

     REPORTS TO SECURITY HOLDERS

     The Company is subject to the reporting requirements of Section 13(a) and to the proxy requirements of Section 14 of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning the Company may be inspected or copied at the public reference facilities at the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices in New York, 7 World Trade Center, New York, New York 10048, and in Chicago, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents can be obtained at the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

     The Directors and Executive Officers of the Company are as follows:


           NAME                AGE             POSITIONS HELD
           ----                ---             --------------

Colin N. Jones                   77    President and Chairman of the Board

Nicholas G. Levandoski           61    Vice President - Research and
                                       Development, Secretary, Treasurer
                                       and Director of the Company, and
                                       Director of Research and Development
                                       for Simplex-Florida

Henry B. Schur                   53    Vice President - Operations and
                                       Director of the Company, Vice
                                       President and a Director of
                                       Simplex-Florida

Thomas E. Glickman               43    Vice President of Sales and
                                       Marketing

Joel Marcus                      58    Director

Kenneth H. Robertson             63    Director

Gerald M. Wochna                 55    Director

     There is no family relationship between any Director or Executive Officer of the Company.

     The Company has audit, compensation and executive committees, which were set up on August 20, 1998. The audit committee consists of Joel Marcus and Gerald Wochna. The compensation committee consists of Joel Marcus, Gerald Wochna and Kenneth Robertson. The executive committee consists of Colin Jones, Henry Schur and Kenneth Robertson.

     Set forth below are the names of all directors and executive officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     COLIN N. JONES has served as the President and Chairman of the Board of the Company since April 10, 1998. Mr. Jones served as CEO and Chairman of Automated Health Technologies from November 1996 to April 1998 and was a consultant to that firm from February 1996 to November 1996. From July 1994 until January 1996, he served as Chairman, International of INTEC, an international consulting firm specializing in reengineering. From February 1983 until March 1988, he served as Chairman of Proximity Technologies and continued as Vice President, International until July 1994 for Franklin Electronics, which had purchased Proximity Technologies. From June 1974 until February 1983, he owned and operated his own merger and acquisition firm.
From January 1970 until June 1974, he was President and CEO of Sensormatic Electronics and remained a consultant until June 1984. From September 1950 until January 1970, he was employed by IBM in various positions with his final position being Manager of Sales Programs for the Office Products Division.
Mr. Jones received a BSME Degree from the University of Texas in 1949.

     NICHOLAS LEVANDOSKI has served as the Vice President of Research and Development, Secretary, Treasurer and a director of the Company since March 5, 1997. He also served as acting President from March 5, 1997 until April 10, 1998. He has served as Director of Research and Development for Simplex-Florida since June 1995. Mr. Levandoski has extensive research and clinical experience, including military, industry and hospital environments. Mr. Levandoski received a B.S. degree in Chemistry/Biology from the University of Notre Dame in 1958. After a brief period in private industry (Abbott Laboratories, N. Chicago, Illinois), Mr. Levandoski enlisted and served in the Medical Service Corps. of the U.S. Army from 1959 to 1962. While on active duty in Medical Service Corps., Mr. Levandoski enrolled and attended the graduate school of the University of Denver where he continued his studies in organic chemistry. Upon release from active duty in 1962, Mr. Levandoski was hired as the Director of Laboratory of Metabolic Division of the U.S. Army Research and Nutrition Laboratory, Denver, Colorado, from 1962 to 1964, and he completed his graduate studies in 1964. He thereafter held responsible positions in industry, including Cordis Corporation, Miami, Florida, from 1965 to 1971, in the Diagnostic Products Division; Benasil Corporation, Miami, Florida from 1977 to 1979; and Director of Corporate Compliance (FDA) for North American Biologicals, Miami, Florida. In 1979, Mr. Levandoski returned to active duty in the U.S. Army as Executive Officer and Hospital Administrator for a 1,000-bed general hospital in Miami, Florida. In 1982, Mr. Levandoski was selected to attend the National War College, Ft. McNair, Washington, D.C.; and was thereafter assigned to the Pentagon in Washington, D.C., Division of Reserve Affairs, where he remained until his retirement as a full Colonel in 1984.

     HENRY SCHUR has served as the Company's Vice President of Marketing and a Director since March 5, 1997. He has served as President of Analyte Diagnostics, Inc., a wholly owned subsidiary of Simplex-Florida since June 1995. He is the Company's principal scientist and one of the principal inventors of the Company's products. Mr. Schur has an undergraduate degree in Health Sciences from Florida International University and post graduate studies in Business Management at the University of Oklahoma. In the course of Mr. Schur's professional career, he has occupied responsible positions with companies engaged in the manufacture of diagnostics products and biochemicals, including specifically, Arcade, Inc., Chattanooga, Tennessee (1986 to 1987), and Cordis Corporation, Miami, Florida (1966 to 1968). Mr. Schur, in 1991, was formerly employed by Americare, with whom Mr. Schur is now in litigation. Mr. Schur is a principal inventor of a number of the Company's products and has a number of issued U.S. and foreign patents to his credit.

     THOMAS E. GLICKMAN has served as the Vice President of Sales and Marketing since January 1998, and he has been employed by the Company since October 1997. From 1993 until December 1997 he owned and operated KenStar Corporation, a company which marketed diagnostic test kits and equipment to clinical laboratories worldwide. Mr. Glickman sold KenStar to join the Company. From 1986 until 1987 he served as the Director of Marketing for DVM, the veterinary division of Ivax Corporation, which manufactured and sold skin care products for dogs and cats to veterinarians. From 1987 until 1993 he served as Vice President of Worldwide Sales and Marketing for the Diamedix Division of Ivax. Diamedix manufactures enzyme immunoassay test kits for infectious diseases and autoimmune diseases for use in clinical laboratories. Prior to his employment with Ivax, Mr. Glickman spent 9 years with the Dade Division of Baxter Travenol beginning as a Technical Sales Representative in the Maryland, Delaware and Washington D.C. areas. Later he held positions as Product Manager for Hematology and National Accounts Manager. The Dade Division manufactured and sold a wide range of diagnostic reagents and controls for clinical laboratories worldwide.

     JOEL MARCUS has served as a Director of the Company since December 1997. He has been self-employed as a certified public accountant in Florida since 1974 when he became a licensed CPA. Mr. Marcus received a Bachelor of Science Degree in Business Administration from Hofstra University in New York in 1960 and completed graduate studies at CW Post Tax Institute in 1963.

     KENNETH H. ROBERTSON has been a Director of the Company since August 1998. Mr Robertson is President and CEO of Conference-Call USA, Inc., a successful teleconferencing company which he co-founded in 1987 and sold in December 1996 to Citizens Utilities, Inc. Following the sale, he has continued as CEO of that entity, and it has continued to grow under his leadership. Mr. Robertson has extensive experience in a diverse range of business activities with special emphasis on sales and financial management. In 1981 he moved to Florida as President and CEO of Alo-Scherer Healthcare (now Scherer Healthcare, Inc.) and held that position until 1983 at which time he resigned and has remained a director of this NASDAQ-listed company. Mr. Robertson received a Bachelor's Degree in Economics from Wabash College in 1956.

     GERALD M. WOCHNA has been a Director of the Company since August 1998. Since 1984, he has been involved in the formation, financing and development of several small businesses, both individually and as a member/manager of Robertson & Partners, L.L.C. He is currently a director of Automated Health Technology. Since 1984, Mr. Wochna has been involved in land development and the development, construction, leasing and financing of retail, warehouse and office properties. From 1973 to 1984, he practiced law with a law firm he established in Boca Raton, Florida. Mr. Wochna continued to practice law on an "of counsel" basis from 1984 to 1989, when he retired from that profession. Mr. Wochna received his Bachelor's Degree from John Carroll University, Cleveland, Ohio in 1964, and he graduated from Cleveland State University Law School in 1968.

     The Company's executive officers hold office until the next annual meeting of the Directors of the Company. Except as described below, there are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors or nominees was selected as an officer or director or nominee for director of the Company.

     Colin N. Jones, Gerald M. Wochna and Kenneth R. Robertson were nominated for election as directors of the Company pursuant to the terms of a Stockholders' Agreement dated May 15, 1998, among the Company and certain shareholders of the Company. (See "TRANSACTIONS WITH MANAGEMENT AND OTHERS -- STOCK SALES IN MAY AND JUNE 1998 AND STOCKHOLDERS' AGREEMENT.")

EXECUTIVE COMPENSATION

     The following tables set forth information regarding executive compensation for the Company's President and Chief Executive Officer and each other executive officer who received total annual salary and bonus in excess of $100,000 for any of the years ended December 31, 1997, 1996 or 1995.

                          Summary Compensation Table

                                             Long-term Compensation
                                             Awards         Payouts
                                             ------------------------
                                                      Securi-
                      Annual Compensation             ties
                     ---------------------   Re-      Underly-        All
                                    Other    strict-  ing             Other
Name and                            Annual   ed       Options/  LTIP  Com-
Principal                           Compen-  Stock    SARs      Pay-  pensa-
Position      Year  Salary   Bonus  sation   Award(s) (Number)  outs  tion
----------    ----  -------- -----  -------  -------- --------  ----- ------
Nicholas G.   1997  $43,500   --    $19,400   --      250,000   --    --
 Levandoski,  1996  $  --     --    $21,956   --         --     --    --
 President

                    Aggregated Option Exercises in Year Ended
              December 31, 1997 and December 31, 1997 Option Values

                                        Securities Under-  Value of Unexer-
                      Shares            lying Unexercised   cised in-the
                     Acquired                Options        Money Options/
                        On                 at 12/31/97       at 12/31/97
                     Exercise   Value      Exercisable/      Exercisable/
      Name           (Number)  Realized   Unexercisable     Unexercisable
      ----           --------  --------  ----------------  ----------------

Nicholas Levandoski     -0-    $  -0-       0 / 250,000       $ 0 / 0

                         Options / Grants in Last Fiscal Year
                                 Individual Grants

                    Number of       % of Total
                    Securities       Options
                    Underlying      Granted to     Exercise or
                     Options       Employees in    Base Price     Expiration
      Name          Granted(#)      Fiscal Year      ($/sh)          Date
      ----         ------------    ------------    -----------    ----------

Nicholas Levandoski   250,000          51.0%          $1.58        8/27/02

     Effective July 1, 1998, the Company entered into two-year employment agreements with Colin Jones, Nicholas Levandoski and Henry Schur, Executive Officers of the Company. Under these agreements, each of these persons will receive a base salary of $80,000 per year (which amount is to be reviewed annually) plus one-third of a bonus pool. The bonus pool will be equal to a percentage of the audited pre-tax profit of the Company, or a minimum of $40,000, if the corporate achievements set forth below are met. The determination of the bonus pool is summarized below:

                   Achievement
       Year      Profit (Loss)(1)     Percentage      Estimated Pool
       ----      ----------------     ----------      --------------

       1998        $ (300,000)            12%        $ 40,000 (minimum)
       1999        $1,200,000             10%        $120,000
       2000        $2,900,000              8%        $232,000 (2)
______________

(1) No bonus pool will be created unless the audited pre-tax profit (loss) is equal to or better than the achievement level for that year.

(2) Since the employment agreements will end on June 30, 2000, any bonuses paid for 2000 will be one-half of the amount determined and will not be paid until completion of the year-end audit.

     Each of the employment agreements provide that in the event of a termination of employment by the Company without cause (as defined in the agreements), the Company will be required to pay the terminated officer a lump sum equal to the base salary remaining under the agreement, up to one year, plus an amount equal to one years' base salary. If such a termination occurs within six months of a change in control of the Company, the terminated officer will receive a lump sum equal to the base salary remaining under the agreement (without a one year limitation) plus one years' base salary.

STOCK OPTION PLAN

     During August 1997, the Board of Directors adopted a Stock Option Plan (the "Plan"), and on August 20, 1998, the Corporation's shareholders approved the Plan. The Plan authorizes the issuance of options to purchase up to 2,000,000 shares of the Company's Common Stock.

     The Plan allows the Board to grant stock options from time to time to employees, officers, directors and consultants of the Company. The Board has the power to determine at the time that the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. Vesting provisions are determined by the Board at the time options are granted. The option price for any option will be no less than the fair market value of the Common Stock on the date the option is granted.

     Since all options granted under the Plan must have an exercise price no less than the fair market value on the date of grant, the Company will not record any expense upon the grant of options, regardless of whether or not they are incentive stock options. Generally, there will be no federal income tax consequences to the Company in connection with Incentive Stock Options granted under the Plan. With regard to options that are not Incentive Stock Options, the Company will ordinarily be entitled to deductions for income tax purposes of the amount that option holders report as ordinary income upon the exercise of such options, in the year such income is reported.

     The Company has granted options to purchase a total of 880,000 shares of Common Stock at prices ranging from $1.58 to $3.26 per share under the Plan.

                        SECURITY OWNERSHIP OF MANAGEMENT,
                PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDERS

     The following table sets forth, as of the date of this Prospectus, and as adjusted for the sale of the shares offered by the Selling Shareholders, the stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, all Directors individually and all Directors and Executive Officers of the Company as a group, and the Selling Shareholders. Except as noted, each person has sole voting and investment power with respect to the shares shown.

                                              Per-                  Per-
                                              centage    Number     centage
                              Amount of       of Class   of         of Class
Name and Address of           Beneficial      Prior      Shares     After
Beneficial owner              Ownership       to Sales   Offered    Sales
-------------------           ----------      --------   ---------  --------

Henry B. Schur                1,142,500 (1)     10.7%       -0-       10.7%
376 Ansin Boulevard
Hallandale, FL  33009

Debra L. Ross                 1,142,500 (2)     10.7%       -0-       10.7%
376 Ansin Boulevard
Hallandale, FL  33009

Colin N. Jones                  230,000 (3)      2.0%       -0-        2.1%
193 Cove Road
West Palm Beach, FL 33413

Nicholas G. Levandoski          250,000 (4)      2.3%       -0-        2.3%
376 Ansin Boulevard
Hallandale, Florida 33009

Joel Marcus                     190,000 (5)      1.8%       -0-        1.8%
676 West Prospect Road
Fort Lauderdale, FL  33309

Kenneth H. Robertson          2,600,000 (6)     24.5%     2,600,000    0.0%
No. 206                                                        (6)
855 S. Federal Highway
Boca Raton, FL 33432

Gerald M. Wochna              2,600,000 (7)     24.5%     2,600,000    0.0%
No. 206                                                        (7)
855 S. Federal Highway
Boca Raton, FL 33432

John E. Trafton                 708,000          6.7%       -0-        6.7%
Apartment 16
285 Sunrise Drive
Key Biscayne, FL 33149

Software & Healthcare         1,000,000          9.4%     1,000,000    0.0%
 Technology Fund, LLC
No. 206
855 S. Federal Highway
Boca Raton, FL 33432

Robertson & Partners, L.L.C.  1,600,000         17.0%     1,600,000    0.0%
No. 206
855 S. Federal Highway,
Boca Raton, FL 33432

International Technologies      900,000          8.5%        -0-       8.5%
 Ltd.
c/o William Smith
P.O. Box F-40729
Freeport, Bahamas

Automated Health                500,000          4.7%       500,000    0.0%
  Technologies, Inc.
1025 Park of Commerce Blvd.
Delray Beach, FL  33445

All Directors and Executive   4,412,500         39.1%     2,600,000   16.0%
Officers as a Group
(6 Persons)

_______________________

(1) Includes 862,500 shares held of record by Mr. Schur's wife, Debra Ross, 80,000 shares held by Mr. Schur's daughter, 100,000 shares held in trust for Mr. Schur's daughter, and 100,000 shares underlying options held by Mr. Schur.

(2) Includes 862,500 shares held directly by Mrs. Ross, 80,000 shares held by Mrs. Ross' daughter, 100,000 shares held in trust for Mrs. Ross' daughter, and 100,000 shares underlying options held by Mrs. Ross' husband.

(3) Includes 30,000 shares held directly and 200,000 underlying options held by Mr. Jones.

(4)  Represents 250,000 shares underlying stock options held by Mr.
     Levandoski.

(5) Includes 90,000 shares held directly and 100,000 shares underlying stock options held by Mr Marcus.

(6) Represents 1,600,000 shares held by Robertson & Partners, L.L.C. ("R&P") and 1,000,000 shares held by Software & Healthcare Technology Fund, L.L.C. ("SHTF"). Mr. Robertson is a majority owner and a manager of R&P and R&P is the manager of SHTF. Mr. Robertson is also an investor in SHTF. Mr. Robertson therefore has shared voting and shared investment control over the 2,600,000 shares.

(7) Represents 1,600,000 shares held by Robertson & Partners, L.L.C. ("R&P") and 1,000,000 shares held by Software & Healthcare Technology Fund, L.L.C. ("SHTF"). Mr. Wochna is a 20% owner and a manager of R&P and R&P is the manager of SHTF. Mr. Wochna, therefore, has shared voting and shared investment control over the 2,600,000 shares.

     Robertson & Partners L.L.C. ("R&P"), a Selling Shareholder, is affiliated with the Company in that Kenneth H. Robertson, who is a manager and a majority owner of R&P, is a Director of the Company. Gerald M. Wochna, who is a manager and 20% owner of R&P, is also a Director of the Company. Software &

Healthcare Technology Fund, LLC ("SHTF"), a Selling Shareholder, is managed by R&P and Kenneth H. Robertson is an investor in SHTF.

     SHTF, R&P, Automated Health Technologies, Inc., Jennifer J. Schur Trust, Joel Marcus, Debra L. Ross, Jennifer J. Schur, and the Joel Marcus Irrevocable Trust have agreed to vote the shares which they hold on the conditions and subject to the terms of a Stockholders' Agreement dated May 15, 1998. (See "TRANSACTIONS WITH MANAGEMENT AND OTHERS -- STOCK SALES IN MAY AND JUNE 1998 AND STOCKHOLDERS' AGREEMENT.")

     There are no known agreements, the operation of which may at a subsequent date result in a change in control of the Company.

                      TRANSACTIONS WITH MANAGEMENT AND OTHERS

ACQUISITION OF SIMPLEX-FLORIDA

     On March 5, 1997, the Company completed the acquisition of 100% of the outstanding Common Stock of Simplex Medical Systems, Inc. ("Simplex-Florida") in exchange for 3,453,000 shares of the Company's Common Stock. The shares were exchanged on the basis of one share of the Company's Common Stock for one share of Simplex-Florida common stock. In connection with the closing of this transaction, several shareholders submitted for cancellation a total of 31,953,000 shares of common stock. As a result, after the acquisition of Simplex-Florida, there were a total of 7,500,000 shares outstanding.

     The stock issuances were made pursuant to an Agreement ("Agreement") between the Company and Simplex-Florida. The terms of the Agreement were the result of negotiations between the managements of the Company and Simplex-Florida. However, the Board of Directors did not obtain any independent "fairness" opinion or other evaluation regarding the terms of the Agreement, due to the cost of obtaining such opinions or evaluations.

TRANSACTIONS INVOLVING THE COMPANY

     On March 20, 1996, the Company issued to each of Mesdames Colleen E. Schmidt, a Director of the Company, and a Company Director, and Sandra S. Steinberg, a Director of the Company, 15,000,000 shares of the Company's Common Stock, $.0001 par value per share (a total of 30,000,000 shares of Common Stock), in consideration, in each case, for the sum of $5,000 in cash (a total of $10,000 in cash). These shares collateralized two non-interest bearing promissory notes in the principal amount of $2,500 each (an aggregate face amount of $5,000), due and payable on May 31, 1996, of which each of Mesdames Schmidt and Steinberg are the makers and the Company is the holder.

     During the year ended December 31, 1997, the Company entered into several short term notes payable with Joel Marcus, a director of the Company, totaling $294,990, bearing interest at 10% per annum. Joel Marcus subsequently assigned these notes to International Technologies Ltd., a principal shareholder. As a of December 31, 1997, $284,990 of these notes payable had expired terms. On April 2, 1998, the Company entered into an agreement with International Technologies Ltd. to extend the terms of the notes for a three year period with interest at 10% per annum. These notes will be amortized over the three year period with payments on principal to be made only if the Company records pre-tax earnings in excess of the principal amount due. If an additional extension of time is necessary, this agreement grants an extension until such time as pre-tax profits are sufficient to amortize the loans over the three year period.

STOCK SALES IN MAY AND JUNE 1998 AND STOCKHOLDERS' AGREEMENT

     On May 15, 1998, the Company sold 1,000,000 shares of Common Stock to Software & Healthcare Technology Fund, L.L.C. ("SHTF") for $400,000 in cash and on June 30, 1998, the Company sold 1,600,000 shares of Common Stock to Robertson & Partners, L.L.C. ("R&P") for $600,000 in cash. These sales were made pursuant to subscription agreements dated May 15, 1998. R&P is the managing member of SHTF. The Company also granted SHTF a 120-day right of first refusal with regard to any offerings of the Company's securities.

     In connection with these stock sales, SHTF, R&P, Automated Health Technologies, Inc. ("AHT"), Jennifer Shur, the Jennifer Shur Trust, Joel Marcus, The Joel Marcus Irrevocable Trust and Debra L. Ross, shareholders of the Company, entered into a Stockholders' Agreement dated May 15, 1998, which provides, among other things, that the shareholders who are parties to the Shareholders' Agreement will vote their shares for certain director nominees selected by SHTF, R&P and AHT, and in such a manner as is necessary to carry out the intent of the Stockholders' Agreement. For the Annual Meeting of Shareholders held on August 20, 1998, the nominees selected were Gerald M. Wochna, Kenneth H. Robertson and Colin N. Jones. (Colin Jones was added to the Board on April 10, 1998.) The Stockholders' Agreement also provides that during the term of that agreement none of the shareholders who are parties thereto will transfer their shares except in accordance with the terms of the agreement.

     The Company is also a party to the Stockholders' Agreement and has agreed that it will not sell any of its securities in any transactions unless it provides the shareholders who are parties to the Stockholders' Agreement a preemptive right to purchase a pro rata portion of such securities on the same terms and conditions. This preemptive right will not apply to securities issued to any officer, director or employee of the Company under a benefit or compensation plan, or for services or assets (other than cash or notes).

     The Company also granted "piggy-back" registration rights to SHTF and R&P with respect to their shares of Common Stock under certain conditions.

     Certain provisions of the Stockholders' Agreement, including those related to the preemptive rights and piggyback registration rights will terminate on the later of May 15, 2000, or on the 90th consecutive day on which the bid price of the Company's Common Stock exceeds $4.00 per share. The remaining provisions will terminate on May 15, 2005.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     The authorized capital stock of the Company includes 100,000,000 shares of Common Stock, $.0001 par value. All shares have equal voting rights and are not assessable. Voting rights are not cumulative, and so the holders of more than 50% of the Common Stock of the Company could, if they chose to do so, elect all the Directors.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities and any liquidation preferences on outstanding preferred stock, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are, and the shares of Common Stock to be sold pursuant to this offering will be, upon issuance, fully paid and nonassessable.

     Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The Company has not paid any cash dividends on its Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

TRANSFER AGENT

     Corporate Stock Transfer, Inc., 370 - 17th Street, Suite 2350, Denver, Colorado 80202, serves as the transfer agent for the Company.

REPORTS TO STOCKHOLDERS

     The Company plans to furnish its stockholders for each fiscal year with an annual report containing financial statements audited by its independent certified public accountants. Additionally, the Company may, in its sole discretion, issue unaudited quarterly or other interim reports to its stockholders when it deems appropriate.

OUTSTANDING RIGHTS TO ACQUIRE COMMON STOCK

     In addition to the options outstanding under the Company's 1997 Stock Option Plan described under "MANAGEMENT -- STOCK OPTION PLAN", the Company has outstanding other rights to acquire shares of the Company's Common Stock.

     The Company has outstanding $125,000 in unsecured convertible 10% Notes held by three investors. The Notes are convertible into shares of the Company's Common Stock at the rate of $1.00 per share.

     In May 1998, the Company entered into an agreement with Automated Health Technologies, Inc. ("AHT") which, under certain circumstances, would require the Company to issue 1,000,000 shares of its Common Stock to acquire the remaining shares of AHT. {See "BUSINESS -- ACQUISITION OF MINORITY INTEREST IN AUTOMATED HEALTH TECHNOLOGIES, INC.")

     In October 1998, the Company granted an option to purchase 1,000 shares to Credential Leasing Corporation of Florida. The option is exercisable at $1.50 per share through October 2, 2003.

PREFERRED STOCK

     The Company is authorized to issue 10,000,000 shares of Preferred Stock, $.01 par value. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders over common shareholders. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without shareholder approval. The issuance of Preferred Stock may have the affect of delaying or preventing a change in control of the Company without any further action by shareholders. There are presently no shares of Preferred Stock outstanding.

                              PLAN OF DISTRIBUTION

     The 3,100,00 Shares offered hereby may be offered and sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchanges; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; and (f) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Shareholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Shareholders may also sell such shares in accordance with Rule 144 under the 1933 Act.

     The Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the 1933 Act. There can be no assurance that the Selling Shareholders will sell any or all of the shares of Common Stock offered hereunder.

     All proceeds from such sales will be the property of the Selling Shareholders who will bear the expense of underwriting discounts and selling commissions, if any, and their own legal fees. The Selling Shareholders are also sharing the costs of the registration of the Shares.

                               LEGAL MATTERS

     The legality of the securities of the Company offered will be passed on for the Company by Krys Boyle Freedman & Sawyer, P.C., 600 17th Street, Suite 2700 South Tower, Denver, Colorado 80202.

                                  EXPERTS

     The financial statements of the Company included in this Prospectus, to the extent and for the periods indicated in their report, have been audited by Schmidt, Raines, Trieste, Dickenson & Adams, P.L., Certified Public Accountants, and are included herein in reliance on the authority of such firm as experts in accounting and auditing in giving such reports.

     The financial statements of the Company included in this Prospectus, to the extent and for the periods indicated in their report, have been audited by Millward & Co., CPA's, and are included herein in reliance on the authority of such firm as experts in accounting and auditing in giving such reports.

                            ADDITIONAL INFORMATION

     A Registration Statement on Form SB-2, including amendments thereto, relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).

     No person is authorized to give any information or to make any representation other than those contained in this Prospectus, and if given or made such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this Prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                          INDEX TO FINANCIAL STATEMENTS

                                                                  PAGE

Consolidated Balance Sheet as of September 30, 1998 (unaudited)
and December 31, 1997. . . . . . . . . . . . . . . . . . . . . .  F-2

Consolidated Statements of Operations for the nine months
ended September 30, 1998 and 1997 (unaudited). . . . . . . . . .  F-3

Consolidated Statements of Cash Flows for the nine months
ended September 30, 1998 and 1997 (unaudited). . . . . . . . . .  F-4

Notes to Financial Statements (unaudited). . . . . . . . . . . .  F-5

Independent Auditors' Reports. . . . . . . . . . . . . . . . . .  F-6 - F-7

Consolidated Balance Sheets as of March 31, 1997 . . . . . . . .  F-8

Consolidated Statements of Operations for the period from
June 6, 1995 (date of inception) through December 31, 1997
and for the years ended December 31, 1997 and 1996 . . . . . . .  F-9

Consolidated Statements of Stockholders' Equity for the
period from June 6, 1995 (date of inception) through
December 31, 1997 and for the years ended December 31,
1997 and 1996. . . . . . . . . . . . . . . . . . . . . . . . . .  F-10

Consolidated Statements of Cash Flows for the period from
June 6, 1995 (date of inception) through December 31, 1997
and for the years ended December 31, 1997 and 1996 . . . . . . .  F-11

Notes to Financial Statements. . . . . . . . . . . . . . . . . .  F-12

                   SMLX TECHNOLOGIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (UNAUDITED)

                                                 9/30/98      12/31/97
                                                ---------     ---------
ASSETS

CURRENT ASSETS
  CASH                                         $  336,700       $  41,743
  ACCOUNTS RECEIVABLE (NET OF ALLOWANCE FOR
    UNCOLLECTIBLE ACCOUNTS OF $2,321 FOR 1998)      1,979           3,882
  INVENTORY                                       174,074         141,565
  PREPAID EXPENSES                                 27,945               -
                                               ----------       ---------
    TOTAL CURRENT ASSETS                          540,698         187,190

PROPERTY, PLANT AND EQUIPMENT, AT COST
  (NET OF ACCUMULATED DEPRECIATION)               287,924          87,451

PATENTS                                           108,253          66,861

DEPOSITS                                              840           6,692
                                               ----------       ---------
TOTAL ASSETS                                   $  937,715       $ 348,194
                                               ==========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES     $  105,157       $  75,074
  CURRENT PORTION OF NOTES PAYABLE                 58,992          61,044
  CUSTOMER DEPOSITS                                50,368          70,093
                                               ----------       ---------
    TOTAL CURRENT LIABILITIES                     214,517         206,211
                                               ----------       ---------
LONG-TERM DEBT
  NOTES PAYABLE, NET OF CURRENT PORTION           363,932         288,932
                                               ----------       ---------
STOCKHOLDERS' EQUITY
  COMMON STOCK (PAR VALUE $.0001, AUTHORIZED
   100,000,000 SHARES, ISSUED AND OUTSTAND-
   ING 10,600,000 SHARES ON 9/30/98 AND
   7,500,000 ON 12/31/97)                           1,060             750
  ADDITIONAL PAID-IN CAPITAL IN EXCESS OF
    PAR                                         1,657,888         658,197
  DEFICIT ACCUMULATED DURING THE
    DEVELOPMENT STAGE                          (1,299,682)       (805,896)
                                               ----------       ---------
    TOTAL STOCKHOLDERS' (DEFICIT) EQUITY          359,266        (146,949)
                                               ----------       ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $  937,715       $ 348,194
                                               ==========       =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                    SMLX TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                          NINE MONTHS ENDED
                                        9/30/98      9/30/97
                                       ---------    ---------
REVENUES - NET                         $ 369,426    $  87,925

COST OF GOODS SOLD                       132,045       24,165
                                       ---------    ---------

GROSS PROFIT                             237,381       63,760

OPERATING EXPENSES
  SELLING, GENERAL AND
   ADMINISTRATIVE
   EXPENSES                              679,632      361,756
  DEPRECIATION AND
   AMORTIZATION EXPENSE                   19,653        9,972
                                       ---------    ---------
    TOTAL OPERATING
     EXPENSES                            699,285      371,728

OPERATING LOSS                          (461,904)    (307,968)

INTEREST EXPENSE                         (31,881)     (11,287)
                                       ---------    ---------
NET (LOSS)                              (493,785)    (319,255)

NET (LOSS) PER SHARE                       (0.05)       (0.04)

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING                  10,500,000    7,500,000
                                      ==========    =========




















THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                   SMLX TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                       AND SEPTEMBER 30, 1997 (UNAUDITED)

                                                  9/30/98       9/30/97
                                                 ----------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
  NET LOSS                                       $(493,785)    $(319,255)
  ADJUSTMENT TO RECONCILE NET (LOSS) TO NET
    CASH PROVIDED BY (USED IN) OPERATING
    ACTIVITIES:
     DEPRECIATION AND AMORTIZATION                  19,653         9,972

  CHANGES IN OPERATING ASSETS AND LIABILITIES:
    DECREASE IN ACCOUNTS RECEIVABLE                  1,903        (6,027)
    (INCREASE) IN INVENTORY                        (32,509)       (8,341)
    (INCREASE) IN PREPAID EXPENSE                  (27,945)       (6,692)
    INCREASE IN ACCOUNTS PAYABLE                    30,083        27,331
    DECREASE IN CUSTOMER DEPOSITS                  (19,725)       28,561
    DECREASE IN SECURITY DEPOSITS                    5,852         5,580
                                                ----------     ---------

    NET CASH (USED IN) PROVIDED BY
      OPERATING ACTIVITIES                        (516,473)     (268,872)
                                                ----------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  ACQUISITION OF FIXED ASSETS                     (220,126)         (603)
  NOTES PAYABLE                                     72,948       283,045
  PATENT COSTS                                     (41,392)      (37,777)
  SALE OF STOCK                                  1,000,000             -
                                                ----------     ---------
    NET CASH PROVIDED BY (USED IN)
      INVESTING ACTIVITIES                         811,430       244,665
                                                ----------     ---------
NET (DECREASE) INCREASE IN CASH                    294,957       (24,206)

CASH - BEGINNING OF PERIOD                          41,743        53,849
                                                ----------     ---------
CASH - END OF PERIOD                            $  336,700     $  29,643
                                                ==========     =========










THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                   SMLX TECHNOLOGIES, INC. AND SUBSIDIARIES
                        A DEVELOPMENT STAGE ENTERPRISE
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        SEPTEMBER 30, 1998 (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of SMLX Technologies, Inc. (the "Company") and its wholly-owned subsidiaries, SMLX Technologies of Florida, Inc. (a Florida corporation) and Analyte Diagnostics, Inc., have been prepared in accordance with the instructions and requirements of Form 10-QSB and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. In the opinion of management, such financial statements reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position for the interim periods presented. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the full year. These financial statements should be read in conjunction with the Company's financial statements for the year ended December 31, 1997.

     These financial statements give effect to the March 5, 1997 reverse acquisition whereby Music Tones Ltd. (name subsequently changed to Simplex Medical Systems, Inc.) acquired all of the outstanding common stock of Simplex Medical Systems, Inc. as if the transaction occurred on September 15, 1995.

NOTE 2 - BASIS OF PRESENTATION AND CONTINUED EXISTENCE

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since inception, the Company has experienced losses aggregating $1,299,682 and has been dependent upon loans from stockholders and other third parties and proceeds from the sale of stock in order to satisfy operations to date. Management believes that funds generated from operations will provide the Company with sufficient cash flow resources to fund the operations of the Company. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

SCHMIDT, RAINES, TRIESTE, DICKENSON & ADAMS, P.L.
Certified Public Accountants and Consultants to Business

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

Board of Directors
Simplex Medical Systems, Inc. and Subsidiary
Hallandale, Florida

We have audited the accompanying consolidated balance sheets of Simplex Medical Systems, Inc. and Subsidiary (a development stage company) as of December 31, 1997, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Simplex Medical Systems, Inc. and Subsidiary as of December 31, 1996 were audited by other auditors whose report dated May 16, 1997 included an explanatory paragraph describing conditions that raised substantial doubt about the Company's ability to continue as a going concern.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the December 31, 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Simplex Medical Systems, Inc. and Subsidiary as of December 31, 1997 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred a net loss of $309,944 during the year ended December 31, 1997, and, as of that date, had a negative net worth of $146,949. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                    /s/ Schmidt & Co.
                                    SCHMIDT, RAINES, TRIESTE,
                                    DICKENSON & ADAMS, P. L.
Boca Raton, Florida
March 26, 1998

                             MILLWARD & CO., CPAs


REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Simplex Medical Systems, Inc. and Subsidiary
Hallandale, Florida

We have audited the accompanying consolidated balance sheets of Simplex Medical Systems, Inc. and Subsidiary as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Simplex Medical Systems, Inc. and Subsidiary as of December 31, 1996 and the results of its operations and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Simplex Medical Systems, Inc. and Subsidiary will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses and the accompanying consolidated balance sheet reflects an accumulated deficit of $495,952. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.



/s/ Millward & Co.
Millward & Co. CPAs
Fort Lauderdale, Florida
May 16, 1997

                  SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEETS
                            DECEMBER 31, 1997 AND 1996
                                                        1997          1996
                                                     ---------     ---------
               ASSETS
Current assets:
  Cash                                               $  41,743     $  53,849
  Accounts receivable, net of allowance for
    uncollectible accounts of $2,321 for
    1997 and 1996                                        3,882         3,416
  Inventory                                            141,565       140,827
                                                     ---------     ---------
    Total current assets                               187,190       198,092
                                                     ---------     ---------
Equipment, less accumulated depreciation
  1997 $51,897; 1996 $25,804                            87,451       111,316
                                                     ---------     ---------
Other assets:
  Patents and trademarks, less accumulated
    amortization 1997 and 1996 $504                     66,861        18,508
  Deposits                                               6,692         5,580
                                                     ---------     ---------
                                                        73,553        24,088
                                                     ---------     ---------
                                                     $ 348,194     $ 333,496
                                                     =========     =========
     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses              $  75,074     $  24,062
  Current portion of notes payable                      61,044         2,654
  Customer and other deposits                           70,093       138,799
                                                     ---------     ---------
    Total current liabilities                          206,211       165,515
                                                     ---------     ---------
Notes payable, net of current portion                  288,932         4,986
                                                     ---------     ---------
Commitments and contingencies

Stockholders' equity (deficit):
  Common stock, $.0001 par value, 100,000,000
    shares authorized, 7,500,000 and 3,453,000
    shares issued and outstanding at December 31,
    1997 and 1996, respectively                            750           345
  Preferred stock, $.0001 par value, 10,000,000
    shares authorized, no shares issued or
    outstanding                                            -0-           -0-
  Additional paid-in capital                           658,197       658,602
  Deficit accumulated during the development stage    (805,896)     (495,952)
                                                     ---------     ---------
                                                      (146,949)      162,995
                                                     ---------     ---------
                                                     $ 348,194     $ 333,496
                                                     =========     =========


The accompanying notes are an integral part of these consolidated financial statements.

                  SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
    FOR THE PERIOD JUNE 6, 1995 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1997
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                      June 6, 1995
                                  (date of inception)
                                        through
                                   December 31, 1997    1997        1996
                                   ----------------- ---------   ---------
Revenues, net                         $  119,431     $  71,461   $  25,840

Cost of goods sold                        83,298        48,121      25,269
                                      ----------     ---------   ---------
Gross profit                              36,133        23,340         571

Operating expenses:
  Selling, general and
    administrative expenses              961,084       485,086     403,049
  Depreciation and amortization
    expense                               52,401        26,093      26,229
                                      ----------     ---------   ---------
    Total operating expenses           1,013,485       511,179     429,278
                                      ----------     ---------   ---------
Net loss from operations                (977,352)     (487,839)   (428,707)

Other income (expense):
  Forfeiture of customer deposits        167,360       167,360         -0-
  License fees                            30,000        30,000         -0-
  Other income                               576            40         536
  Interest expense                       (26,480)      (19,505)     (6,469)
                                      ----------     ---------   ---------
   Total other income (expense)          171,456       177,895      (5,933)
                                      ----------     ---------   ---------
Net loss before income taxes            (805,896)     (309,944)   (434,640)

Income taxes                                 -0-           -0-         -0-
                                      ----------     ---------   ---------
Net loss                             $ (805,896)    $(309,944)  $(434,640)
                                     ===========     =========   =========
Loss per common share                               $   (0.05)  $   (0.15)
                                                    =========   =========
Weighted average number of shares                   6,790,389   2,866,651
                                                    =========   =========












The accompanying notes are an integral part of these consolidated financial statements.

                  SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                         (A Development Stage Company)
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
    FOR THE PERIOD JUNE 6, 1995 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1997
              AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                              Total
                                                                              Stock-
                                                                              holders'
                                      Common Stock      Paid-in Accumulated   Equity
                                     Issued    Amount   Capital   Deficit     (Deficit)
                                   ----------- ------   ------- -----------   ---------
Analyte Diagnostics, Inc.
  Common stock issued on
    July 29, 1995                  24,750,000  $2,475   $ -0-    $  -0-       $  2,475
  1 for 200 reverse stock
    split October 31, 1995        (24,626,250) (2,462)    -0-       -0-         (2,462)
  Merger on October 31, 1995
    of Analyte Diagnostics,
    Inc. into Simplex Medical
    Systems, Inc.                    (123,750)    (13)    -0-       -0-            (13)

Simplex Medical Systems, Inc. and
 Subsidiary
  Issuance of one share
    Simplex Medical Systems,
    Inc. $.0001 common stock
    for each two shares of
    Analyte    Diagnostics, Inc.
    common stock on October
    31, 1995                           61,875       6     -0-       -0-              6
  Shares issued for cash at
    par on October 31, 1995         1,053,625     105     -0-       -0-            105
  Cancellation of stock on
    October 31, 1995                 (239,375)    (24)    -0-       -0-            (24)
  Net loss                              -0-        -0-    -0-     (61,312)     (61,312)
                                  -----------   -----  -------  ---------    ---------
    Balance, December 31, 1995        876,125      87     -0-     (61,312)     (61,225)
  Shares issued for cash at
    par in February 1996               16,475       2     -0-       -0-              2
  Shares issued for equipment
    in February 1996                  214,375      21   53,198      -0-         53,219
  Issuance of shares for
    private placement on
    June 7, 1996                      619,525      62  605,577      -0-        605,639
  Shares issued for 2 for 1
    stock split on September
    25, 1996                        1,726,500     173     (173)     -0-          -0-
  Net loss                              -0-       -0-     -0-    (434,640)    (434,640)
                                  -----------   ----- --------  ---------    ---------
  Balance, December 31, 1996        3,453,000     345  658,602   (495,952)     162,995
  Issue of shares in merger
    with Music Tones on
    March 5, 1997                   4,047,000     405     (405)     -0-          -0-
  Net loss                              -0-       -0-     -0-    (309,944)    (309,944)
                                  -----------  ------ --------  ---------    ---------
  Balance, December 31, 1997        7,500,000  $  750 $658,197  $(805,896)   $(146,949)
                                  ===========  ====== ========  =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                  SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE PERIOD JUNE 6, 1995 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1997
                 AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                         June 6, 1995
                                      (date of inception)
                                           through
                                       December 31, 1997     1997      1996
OPERATING ACTIVITIES                   ------------------ ---------  ---------
  Net loss                                 $ (805,896)   $(309,944) $(434,640)
  Adjustments to reconcile net
    loss to net cash used in
    operating activities:
     Depreciation and amortization              52,401      26,093     26,229
     (Increase) decrease in:
       Accounts receivable                      (3,882)       (466)    (2,608)
       Inventory                              (141,565)       (738)  (131,741)
       Deposits                                 (6,692)     (1,112)    (2,188)
     Increase (decrease) in:
      Accounts payable and accrued
         expenses                               75,074       51,012   (15,706)
       Customer and other deposits              70,093      (68,706)   28,365
                                            ----------    ---------  ---------
  Net cash used in operating activities       (760,467)    (303,861) (532,289)
                                            ----------    ---------  ---------
INVESTING ACTIVITIES
  Proceeds from the sale of equipment              290          290       -0-
  Acquisition of fixed assets and patents     (207,003)     (50,871)(101,084)
                                            ----------    --------- ---------
  Net cash provided by (used in)
    Investing activities                      (206,713)     (50,581)(101,084)
                                            ----------    --------- ---------
FINANCING ACTIVITIES
  Proceeds from private placement              658,947          -0-  605,641
  Payments on notes payble                      (8,154)      (2,654)  (5,500)
  Proceeds from notes payable                  358,130      344,990    7,640
                                            ----------    ---------  --------
  Net cash provided by financing
    activities                               1,008,923      342,336  607,781

                                            ----------    ---------  -------
Net increase (decrease) in cash                 41,743      (12,106) (25,592)

Cash - beginning of period                         -0-       53,849   79,441
                                            ----------    ---------  -------
Cash - end of period                        $   41,743    $  41,743  $53,849
                                            ==========    =========  =======








The accompanying notes are an integral part of these consolidated financial statements.

                 SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Simplex Medical Systems, Inc. has been in the development stage since its inception on June 6, 1995. Since inception, the Company has been engaged in the development, acquisition, marketing and manufacture of medical diagnostic products, biological products for blood banking, bulk pharmaceuticals, and specialty chemicals, as well as seeking regulatory clearance, patent protection, and raising capital to fund operations.

The Company has patented and proprietary technology in the fields of: point of use medical and veterinary diagnostics; dental therapeutic devices; pharmaceutical products; and consumer products. The Company utilizes its own manufacturing facilities for the production of proprietary or quality sensitive materials and contracts out the other products and final packaging to third parties. The Company currently has products approved in several foreign countries and is actively marketing its products in those areas. Within the United States, the Company has received FDA registration on one of its major products and anticipates approval on its second major product during 1998.

The financial statements include the accounts of the Company's subsidiary, Analyte Diagnostics, Inc., from the date of its inception, June 6, 1995. Analyte Diagnostics, Inc. was a predecessor corporation to Simplex Medical Systems, Inc. which was formed on September 15, 1995. The two companies were merged into Simplex Medical Systems, Inc., on October 31, 1995, with all account balances recorded at cost. At the time, the Company had a 1 to 200 reverse stock split. Subsequently, the Company had a 2 for 1 stock split. All share references give effect to the post split plans.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Simplex Medical Systems, Inc., and its wholly owned subsidiary, Analyte Diagnostics, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

     INVENTORY

Inventory consists of finished goods as of December 31, 1997 and 1996 and is stated at the lower of cost (first-in, first-out method) or market.

     EQUIPMENT

Equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the respective assets. Expenditures for maintenance and repairs are charged against operations as incurred.

                 SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     PATENTS AND TRADEMARKS

The cost of patents and trademarks acquired are being amortized on a straight-line basis over their estimated useful lives, ranging from 17 to 40 years, beginning when the trademarks and patents are approved.

     RESEARCH AND DEVELOPMENT COSTS

Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged to operations for the year ended December 31, 1997 totaled $103,324.

     REVENUE RECOGNITION

Revenue from sales is recognized upon shipment of goods to the customer. License fee revenue is recognized upon receipt.

Revenue is recognized from the forfeiture of customer deposits based upon the individual terms contained in the International Distribution agreements with each customer. These deposits are non-refundable and are considered forfeited when the customer fails to perform certain requirements as described in their contract.

     IMPAIRMENT OF LONG-LIVED ASSETS

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of" ("SFAS 121") in 1996. SFAS 121 establishes accounting standards for recording the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The adoption of SFAS 121 did not have a material impact on the Company's financial position or results of its operations.

                 SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     STOCK BASED COMPENSATION

The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" in 1996. SFAS 123 allows either the adoption of a fair value method of accounting for stock-based compensation plans or continuation of accounting under Accounting Principles Board ("APB") Opinion No. 25 Accounting for Stock Issued to Employees, and related interpretations with supplemental disclosures. The Company has chosen to account for all stock based arrangements under which employees receive shares of the Company's stock under APB 25 and make the related disclosures under SFAS 123. Since the method of accounting prescribed under SFAS 123 is not to be applied to options granted prior to January 1, 1995, there is no resulting pro forma compensation cost to be disclosed.

     EARNINGS PER SHARE

The Company adopted SFAS No. 128, "Earnings Per Share", in 1997. SFAS 128 establishes accounting standards for the computation, presentation, and disclosure of earnings per share information for entities with publicly held common stock or potential common stock.

     CAPITAL STRUCTURE

The Company adopted SFAS No. 129, "Disclosure of Information about Capital Structure", in 1997. SFAS 129 establishes disclosure requirements within the financial statements of the pertinent rights and privileges of the various securities outstanding.

RECENTLY ISSUED ACCOUNTING STANDARDS

     COMPREHENSIVE INCOME

The Financial Accounting Standards Board recently issued SFAS No. 130, "Comprehensive Income: Financial Statement Presentation". SFAS 130 establishes accounting standards for reporting and presenting comprehensive income and its components in a set of financial statements. For the purpose of this standard, comprehensive income is defined as the change in equity of a company arising from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by and distributions to owners. This standard is applicable to financial statements with fiscal years beginning after December 15, 1997. The adoption of SFAS 130 is not expected to have a material impact on the Company's financial position or results of its operations.

                 SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     SEGMENT REPORTING

The Financial Accounting Standards Board recently issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This standard requires that public companies report certain information about operating segments, products and services, the geographic areas in which they operate, and their major customers. This standard is applicable to financial statements with fiscal years beginning after December 15, 1997. The adoption of SFAS 131 is not expected to have a material impact on the Company's financial position or results of its operations.

     NET LOSS PER SHARE

Net loss per share is computed on the basis of the weighted average number of shares actually outstanding during the years ended December 31, 1997 and 1996. Options to purchase 490,000 shares of Common Stock and bonds convertible into 50,000 shares of Common Stock were not included in computing net loss per share because the effect of such inclusion would be to decrease the reported net loss per share.

     INCOME TAXES

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Deferred income taxes are determined based upon the difference between the financial statement carrying amount and the tax basis of assets and liabilities using tax rates expected to be in effect in the years in which the differences are expected to reverse.

NOTE 2 - BASIS OF PRESENTATION AND CONTINUED EXISTENCE

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since inception, the Company has experienced losses aggregating $805,896 and has been dependent upon loans from stockholders and other third parties in order to satisfy operations to date.

As described in Note 15, "Subsequent Events", the Company has signed a letter of intent with Robertson & Partners, LLC ("Robertson") and Automated Health Technologies, Inc. ("AHT") in which the Company will purchase 19% of AHT common stock and issue a five year put option on the purchase of the remaining 81% of AHT's common stock. Furthermore, the chairman of AHT will become the Chairman and Chief Executive Officer of the Company. In addition, the letter of intent calls for the sale of 20% of the Company's stock to investors being sought by Robertson for $1,000,000.

                 SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 2 - BASIS OF PRESENTATION AND CONTINUED EXISTENCE (CONTINUED)

Management believes that the funds raised through the sale of stock and income generated from the sale of several recently developed products will provide the Company with sufficient cash flow resources to fund the operations of the Company. Furthermore, management believes that the expertise gained through the employment of AHT's chairman will provide the Company with the non-financial resources necessary to efficiently and effectively operate the Company.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 3 - BUSINESS ACQUISITION AND MERGER

On March 5, 1997, the shareholders of the Company received 3,453,000 shares of the outstanding common stock of Music Tones, Ltd. ("MTL"), a publicly traded inactive company, in exchange for the same number of the Company's Common Stock in a reverse acquisition whereby the Company was deemed to be the acquirer. As of the date of the transaction, MTL had 36,000,000 shares of common stock issued and outstanding. Pursuant to the terms of the merger, MTL canceled 31,953,000 shares of its common stock which reduced its issued and outstanding shares to 4,047,000. After the closing, the Company's shareholders owned approximately 46.04% of the then issued and outstanding shares of MTL. This transaction has been accounted for as a pooling of interests. The combined and separate results of MTL and the Company as of the date of the merger have not been presented and the consolidated financial statements for the periods presented have not been restated to include the accounts of MTL because management believes they are immaterial.

NOTE 4 - EQUIPMENT

                                          Useful Life
                                          (in Years)    1997      1996
                                          ----------- --------  --------
Computer equipment                                5   $ 11,215  $ 11,215
Office furniture and equipment                  5-7      6,922     4,512
Shop equipment                                  5-7     80,291    80,579
Computer software                                 3      1,246     1,140
Molds                                             5     39,674    39,674
                                                      --------  --------
                                                       139,348   137,120
Less:  accumulated depreciation                        (51,897)  (25,804)
                                                      --------  --------
                                                      $ 87,451  $111,316
                                                      ========  ========

Depreciation expense totaled $26,093 and $25,704 for the years ended December 31, 1997, and 1996, respectively.

                   SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 5 - NOTES PAYABLE

During the year ended December 31, 1997, the Company entered into several short term notes payable with a shareholder totaling $294,990, bearing interest at 10% per annum. These notes were subsequently assigned to another shareholder. As of December 31, 1997, $284,990 of these notes payable had expired terms. On April 2, 1998, the Company entered into an agreement with the shareholder to extend the terms of the notes for a three year period with interest at 10% per annum. These notes shall be amortized over the three year period with payments on principal to be made only if the Company records pre-tax earnings in excess of the principal amount due. If an additional extension of time is necessary, this agreement grants an extension until such a time as pre-tax profits are sufficient to amortize the loans over the three year period. Accordingly, a portion of these notes payable has been classified as long-term debt as of December 31, 1997.

Notes payable as of December 31, 1997 and 1996 consisted of the following:

                                                         1997       1996
Note payable, vendor, due in monthly payments         --------    --------
of $318, including interest which is calcu-
ated at 18% per annum, final payment due July,
1999; collateralized by equipment with a net
book value of $7,714 as of December 31, 1997.         $  4,986    $  7,640

Note payable, shareholder, interest payable
at 10% per annum; payable as described above.          294,990         -0-

Convertible note payable, individual,
interest payable at 10% per annum on
December 18, 1998 and upon maturity on
June 18, 1999; convertible into common
stock at $1.00 per share (See Note 13).                 50,000         -0-
                                                      --------     -------
                                                       349,976       7,640
Less:  current maturities                               61,044       2,654
                                                      --------     -------
                                                      $288,932     $ 4,986
                                                      ========     =======

Aggregate annual maturities of the notes payable at December 31, 1997 are as follows:

During the year ending December 31,               1998      $ 61,044
----------------------------------                1999       146,905
                                                  2000       104,733
                                                  2001        37,294
                                                            --------
                                                            $349,976
                                                            ========

                   SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 5 - NOTES PAYABLE (CONTINUED)

Interest expense totaled $19,505 and $6,469 during the years ended December 31, 1997 and 1996, respectively.

NOTE 6 - CUSTOMER AND OTHER DEPOSITS

Included in customer and other deposits at December 31, 1997 is $16,100 received from an individual as a deposit on stock to be issued.

NOTE 7 - LEASES

The Company is currently renting office and warehouse space in Hallandale, Florida pursuant to two lease agreements which expire in August and September 1998. See Note 15, "Subsequent Events", for disclosure of new lease arrangement.
Rent expense for the years ended December 31, 1997 and December 31, 1996 amounted to $27,791 and $27,418, respectively.

NOTE 8 - RELATED PARTY TRANSACTIONS

A director and shareholder loaned the Company a total of $294,990 at various times during the year ended December 31, 1997 that were subsequently assigned to another shareholder of the Company. These notes were outstanding as of December 31, 1997 and are discussed in Note 5. Interest expense incurred in connection with these loans totaled $17,057 during 1997.

NOTE 9 - SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING
ACTIVITIES

During the years ended December 31, 1997 and 1996 cash paid by the Company for interest totaled $1,163 and $749, respectively.

In addition, equipment increased by $8,800 during the year ended December 31, 1996 due to the recording of a related note payable.

NOTE 10 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     NOTES PAYABLE

The carrying amount approximates fair value because the same terms and interest rates could be obtained for similar maturities.

                   SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 10 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     STOCK OPTIONS

It is not practicable to estimate the fair value of the Company's stock options because they are subject to trading restrictions and lack quoted market prices.

NOTE 11 - STOCK OPTIONS

In August 1997, the Board of Directors granted certain employees, directors and consultants of the Company stock options pursuant to the Company s 1997 Stock Option Plan. A total of 2,000,000 shares of the Company s stock have been reserved for the options to be granted under this plan. Eligible participants include any employee, officer, director or consultant that the Board of Directors, in its sole discretion, designates is eligible to participate in this Plan. The option exercise price is stated on the option grant and shall not be less than 100% of the fair market value of the shares on the date of the grant or the par value, whichever is greater. Unless otherwise stated on the option, each option is exercisable for ten years. As of December 31, 1997, the options granted under this plan totaled 490,000 shares exercisable within ten years at a price of $1.58 per share.

The following summarizes the status of the Company s stock options for the year ended December 31, 1997:

                                                      Weighted-Average
                                           Shares     Exercise Price
                                          -------     ----------------
Outstanding at January 1, 1997             - 0 -
Granted and exercisable                   490,000         $1.58
Exercised                                  - 0 -
Forfeited                                  - 0 -

Outstanding at December 31, 1997          490,000         $1.58

The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized in the accompanying financial statements related to stock options. The weighted average fair value of options granted during the year ended December 31, 1997 was $0.97, which was computed using the Black-Scholes option pricing model with the following assumptions: expected life of 3 years; expected volatility of 75%; and a risk free interest rate of 6%. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates consistent with the method of FASB No. 123, "Accounting for Stock-Based Compensation", the Company's net loss and net loss per share for the year ended December 31, 1997 would have been $785,244 and $0.12, respectively.

                   SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 11 - STOCK OPTIONS (CONTINUED)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the use of highly subjective assumptions. Because the Company s stock options have characteristics that are significantly different from traded options and because changes in the valuation assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

NOTE 12 - INCOME TAXES

The Company has incurred tax operating losses and therefore has generated no income tax liabilities. As of December 31, 1997, the Company has generated net tax operating loss carryforwards totaling $805,896 which are available to offset future taxable income, if any. These loss carryforwards expire beginning in 2010. Due to limitations on the utilization of loss carryforwards resulting from ownership changes and separate return limitations and the uncertainty that the Company and its subsidiaries will be able to utilize the net operating losses, a 100% valuation allowance has been recorded against the deferred tax assets.

The following summarizes the components of the net deferred tax asset at December 31, 1997 and 1996:

                                                 1997      1996
     Deferred tax assets:                      --------    --------
          Net operating loss carryforward      $274,005    $147,778
     Valuation allowance                       (274,005)   (147,778)
                                               --------    --------
     Net deferred tax asset                    $  - 0 -    $  - 0 -
                                               ========    ========

NOTE 13 - STOCKHOLDERS' EQUITY (DEFICIT)

PRIVATE PLACEMENT

During 1996, the Company completed a private placement of 619,525 shares of Common Stock for $1 per share and received net proceeds of $605,639.

SHARES USED FOR EQUIPMENT

In February 1996, the Company issued 214,375 shares of its Common Stock to a director of the company in exchange for his 100% interest in a private company which was not active. This company manufactured specialty chemicals for the pharmaceutical and agricultural industries. The Company received primarily laboratory equipment as a result of this acquisition. The transaction has been recorded at the fair value of assets acquired.

                   SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                         (A Development Stage Company)
                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 13 - STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

CONVERTIBLE NOTES PAYABLE

On December 18, 1997 the Company issued an unsecured convertible note payable to an individual. This note bears interest at 10% per annum and matures on June 18, 1999. Upon issuance and at any time on or prior to the maturity date, any unpaid principal and accrued interest is convertible into fully paid and nonassessable shares of $0.0001 par value Common Stock at $1.00 per share.

NOTE 14 - LEGAL PROCEEDINGS

The Company has been named as one of six co-defendants in a lawsuit filed by the Company's principal scientist's previous employer, Americare Transtech, Inc. Americare Transtech, Inc. alleges damages for violation of Florida's Trade Secret Act with regard to the rights to the patent of the Company's saliva sample collection system. The Company has aggressively defended its position in the case and believes that the litigation lacks merit.

NOTE 15 - SUBSEQUENT EVENTS

LETTER OF INTENT

On February 20, 1998, the Company signed a letter of intent with Robertson & Partners, LLC ("Robertson") and Automated Health Technologies, Inc. ("AHT"). According to this letter of intent, the Company has agreed to buy 19% of AHT Common Stock for 500,000 shares of the Company's Common Stock and give AHT shareholders a 5 year put option on an additional 1,000,000 shares of the Company's Common Stock for the remaining 81% of AHT's common stock. In addition, the Company has agreed to issue 20% of its stock to investors being sought by Robertson in exchange for $1,000,000 to be raised during 1998. The Company received $200,000 of this additional capital in March and April 1998.

Robertson's fee for raising this additional capital is 100,000 shares of the Company's Common Stock.

LETTER OF INTENT FOR JOINT VENTURE

On February 5, 1998, the Company signed a letter of intent for joint venture with S.S. White Technologies, Inc. in which the two companies will work together to introduce and market one of the Company's major products for industrial application.

                 SIMPLEX MEDICAL SYSTEMS, INC. AND SUBSIDIARY
                        (A Development Stage Company)
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1997 AND 1996

NOTE 15 - SUBSEQUENT EVENTS (CONTINUED)

NOTES PAYABLE

On January 21, 1998, the Company executed two unsecured convertible 10% note agreements totaling $75,000. These notes mature on July 21, 1999 with interest payable on January 21 and July 21, 1999. These notes are convertible into shares of the Company s Common Stock at a price of $1.00 per share.

LEASE

On February 11, 1998, the Company entered into a lease agreement for office and warehouse space at a new location. This five year lease begins on April 1, 1998 and requires monthly rental payments of $4,000 plus tax. The Company has the option at the end of the lease term to renew the lease for an additional five years. This lease replaces and cancels the Company's existing lease agreements which expire in August and September, 1998.

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, Director or Officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) The Company has the power under the Colorado Business Corporation Act to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director, Officer, employee, fiduciary, or agent of the Company or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of the Company such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of the Company but no indemnification shall be made if such person was adjudged to be liable to the Company for negligence or misconduct in the performance of his duty to the Company unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     (b) The Articles of Incorporation and Bylaws of the Company generally require indemnification of Officers and Directors to the fullest extent allowed by law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be borne by the Selling Shareholders, are as follows:

     SEC Filing Fee ................................ $   875.24
     Printing Expenses .............................   1,000.00
     Accounting Fees and Expenses ..................   2,500.00
     Legal Fees and Expenses .......................  25,000.00
     Blue Sky Fees and Expenses ....................   1,000.00
     Miscellaneous .................................     624.76
                                                     ----------
          Total .................................... $31,000.00

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     During its past three years, the Registrant issued securities which were not registered under the Securities Act of 1933, as amended (the "Act"), as follows.

     Effective March 20, 1996, the Company effected a 2,000 for 1 forward split of the outstanding Common Stock. All numbers of shares stated below give retroactive effect to this stock split.

     On March 20, 1996, the Company issued to each of Mesdames Colleen E. Schmidt, the daughter-in-law of Mr. Paul J. Schmidt and who was then a director of the Company, and Sandra S. Steinberg, the mother of Daniel C. Steinberg, who was then President and a director of the Company, 15,000,000 shares of the Company's Common Stock (a total of 30,000,000 shares of Common Stock), in consideration, in each case, for the sum of $5,000 in cash (a total of $10,000 in cash). These shares collateralized two non-interest bearing promissory notes in the principal amount of $2,500 each (an aggregate face amount of $5,000), due and payable on May 31, 1996, of which each of Messrs. Schmidt and Steinberg were the makers and the Company was the holder. These promissory notes were paid during 1996.

     On March 5, 1997, the Company completed the acquisition of 100% of the outstanding common stock of Simplex Medical Systems, Inc. ("Simplex-Florida") in exchange for 3,453,000 shares of the Company's Common Stock. The shares were exchanged on the basis of one share of the Company's Common Stock for one share of Simplex-Florida common stock. The stock issuances were made to the 29 shareholders of Simplex-Florida pursuant to an Agreement ("Agreement") between the Company and Simplex-Florida.

     During the period from March 1998 through June 1998, the Company sold 1,600,000 shares of its Common Stock to Robertson & Partners L.L.L. for $600,000 in cash, and 1,000,000 shares of Common Stock to Software & Healthcare Technology Fund LLC for $400,000 in cash. Both of these investors are accredited investors.

     During May 1998, the Company issued 500,000 shares to Automated Health Technologies ("AHT") in exchange for a 19% interest in AHT. The shares were issued on the closing of a Share Exchange Agreement which was negotiated between the two companies.

     The sales described above were made in reliance on the exemption from registration offered by Section 4(2) of the Securities Act of 1933. The Company had reasonable grounds to believe that these persons (1) were acquiring the shares for investment and not with a view to distribution, and
(2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment and were able to bear those risks. Such persons had access to pertinent information enabling them to ask informed questions. An appropriate restrictive legend is noted on the certificates representing such shares, and stop-transfer instructions have been noted in the Company's transfer records.

ITEM 27.     EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

EXHIBIT
NUMBER    DESCRIPTION                   LOCATION
-------   -----------                   --------

  3.1     Articles of Incorporation,    Incorporated by reference to Exhibits
          as amended                    2.1, 2.2 and 2.3 to the Registrant's
                                        Form 10-SB Registration Statement
                                        filed on April 4, 1996

  3.2     Bylaws                        Incorporated by reference to Exhibit
                                        2.4 to Registrant's Form 10-SB Regis-
                                        tration Statement filed on April 4,
                                        1997

  3.3     Articles of Amendment to      Previously filed
          Articles of Incorporation
          dated March 28, 1997

  3.4     Articles of Amendment to      Previously filed
          Articles of Incorporation
          dated August 20, 1998

  5       Opinion of Krys Boyle         Previously filed
          Freedman & Sawyer, P.C.
          regarding the legality
          of the securities being
          registered

 10.1     1997 Stock Option Plan        Previously filed

 10.2     Share Exchange Agreement      Previously filed
          with Automated Health
          Technologies, Inc.

 10.3     Employment Agreement with     Previously filed
          Colin N. Jones

 10.4     Employment Agreement with     Previously filed
          Nicholas Levandoski

 10.5     Employment Agreement with     Previously filed
          Henry Schur

 10.6     Stockholder Agreement with    Previously filed
          Software & Healthcare
          Technology Fund, L.L.C.,
          et al.

 10.7     Business Lease with           Previously filed
          Wedgewood Properties FL,
          Inc.

 10.8     Distribution Agreement with   Previously filed
          Sybron Dental Specialties,
          Inc., as amended
                                     II-3

 21       Subsidiaries of the           Previously filed
          Registrant

 23.1     Consent of Krys Boyle         Contained in Exhibit 5
          Freedman & Sawyer, P.C.

 23.2     Consent of Schmidt, Raines,   Filed herewith electronically
          Trieste, Dickenson & Adams,
          P.L.

 23.3     Consent of Millward & Co.     Filed herewith electronically

ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Hallandale, State of Florida, on the 15th day of January 1999.

                                    SMLX TECHNOLOGIES, INC.


                                    By:/s/ Colin N. Jones
                                       Colin N. Jones, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                     TITLE                 DATE


/s/ Colin N. Jones          President (Chief Executive    January 15, 1999
Colin N. Jones              Officer) and Director


/s/ Henry B. Schur          Vice President - Operations   January 15, 1999
Henry B. Schur              and Director


/s/ Nicholas G. Levandoski  Vice President - Research     January 15, 1999
Nicholas G. Levandoski      and Develpment, Secretary,
                            Treasurer (Chief Finan-
                            cial and Accounting Officer)
                            and Director


/s/ Joel Marcus             Director                      January 15, 1999
Joel Marcus


________________________    Director
Kenneth H. Robertson


_________________________   Director
Gerald M. Wochna